Exhibit 4.36

Registration Document
Diana Shipping Inc.

Registration number 13671
(Marshall Islands)
Listing on Oslo Stock Exchange

Arrangers:

This Registration Document does not constitute an offer to buy, subscribe or sell the securities described herein.

This Registration Document combined with the relevant Securities Note and Summary serves as a listing Prospectus as required by applicable laws and no securities are being offered or sold pursuant to this Prospectus.

IMPORTANT NOTICE
This Registration Document (the “Registration Document”) has been prepared by Diana Shipping Inc. (“Diana”, “the Company” or the “Issuer”) for use in connection with the listing of Company’s bonds on the Oslo Stock Exchange (the “Listing”).
The Registration Document combined with the relevant Securities Note and Summary constitutes a Prospectus (the “Prospectus”).
This Registration Document has been prepared to comply with chapter 7 of the Norwegian Securities Trading Act of 29 June 2007 No. 75 (Nw: Verdipapirhandelloven) (“Norwegian Securities Trading Act”) and related secondary legislation including the Prospectus Directive (EC Commission Regulation EC/809/2004). The Financial Supervisory Authority of Norway (Nw: Finanstilsynet) (“NFSA”) has reviewed and approved this Registration Document in accordance with Section 7-7 and 7-8 of the Norwegian Securities Trading Act. The Prospectus is valid 12 months from the Financial Supervisory Authority’s approval. The Norwegian FSA has not verified or approved the accuracy or completeness of the information provided in this Prospectus. The NFSAs control and approval solely relates to the issuers descriptions according to a pre-defined list of requirements. The NFSA has not undertaken any form of control or approval of corporate matters described in, or in any way included in the prospectus. The Registration Document has been prepared in the English language only.
The information contained herein is as of the date of this Registration Document and subject to change, completion or amendment without notice. In accordance with Section 7-15 of the Norwegian Securities Trading Act, any new factor, significant error or inaccuracy that might have an effect on the assessment of the Bond Issue contemplated hereby and emerges between the time of approval of the Registration Document and the Listing, will be included in a supplement to the Registration Document. Neither the approval nor distribution or use of this Registration Document shall under any circumstances create any implication that the information herein is correct as of any date subsequent to the date of the Registration Document.
All inquiries relating to this Registration Document should be directed to the Company. No other person has been authorized to give any information about, or make any representation on behalf of, the Company in connection with the Listing and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company.
Unless otherwise indicated, the source of the information in this Registration Document is the Company. The contents of this Registration Document are not to be construed as legal, business or tax advice. Each reader of the Registration Document should consult with its own professional advisors for legal, business and tax advice. If you are in any doubt about the contents of this Registration Document, you should consult your stockbroker, bank manager, lawyer, accountant or other professional advisor.
An investment in bonds involves inherent risks. Prospective investors in Bonds issued by the Company should carefully consider the risks associated with the investment when reading the information contained in this Registration Document, and be aware of the risk of losing such investment in its entirety, before deciding to invest. A summary of risk factors are set out in Section 1 “Risk Factors”. However, prospective investors should read the entire Registration Document before making any investment decision.

Offering restrictions
The distribution of this Registration Document may in certain jurisdictions be restricted by law (including, but not limited to, the United States, Canada, Australia, Japan and South Africa). Persons in possession of this Registration Document are required to inform themselves about and to observe any such restrictions. This Registration Document does not constitute an offer of, or an invitation to subscribe or purchase, any bonds or other securities.
The securities described in this Registration Document have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) and may not be offered or sold absent registration or an applicable exemption from registration under the U.S. Securities Act.
Furthermore, the bonds may not be offered or sold in or into Canada, Japan, the Republic of South Africa or Australia.
In relation to the United Kingdom, this Registration Document is only directed at, and may only be distributed to, persons who fall within the scope of Article 19 (Investment Professionals) and 49 (High Net Worth Companies, Unincorporated Associations etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) or who are persons to whom the document may otherwise be lawfully distributed. This Registration Document may only be distributed in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of Public Offers of Securities Regulations 1995 (as amended). The distribution

(which term shall include any form of communication) of this Registration Document may be restricted pursuant to Section 21 (Restrictions on Financial Promotion) of the Financial Services and Markets Act 2000 (as amended).
Except for the approval by NFSA as described above, no action has been taken or will be taken in any jurisdiction by the Company or the Manager that would permit a public offering of Bonds issued by the Company, or the possession or distribution of any documents relating to the Listing, or any amendment or supplement thereto, hereunder but not limited to this Registration Document, in any country or jurisdiction where specific action for that purpose is required. Any person receiving this Registration Document is required by the Company and the Manager to inform themselves about and to observe such restrictions.
The restrictions and limitations listed and described herein are not exhaustive, and other restrictions and limitations that are not known or identified by the Company or the Manager at the date of this Registration Document may apply in various jurisdictions as they relate to the Listing and the Registration Document.
This Registration Document is subject to Norwegian law, unless otherwise indicated herein. Any dispute arising in respect of this Listing or this Registration Document is subject to the exclusive jurisdiction of the Norwegian courts, with Bergen District Court as exclusive venue.

TABLE OF CONTENTS

1	RISK FACTORS	4
2	RESPONSIBILITY STATEMENT	7
3	THIRD PARTY INFORMATION	8
4	PRESENTATION OF THE GROUP	9
5	BOARD OF DIRECTORS AND SENIOR MANAGEMENT	23
6	FINANCIAL INFORMATION	28
7	LEAD MANAGERS’ DISCLAIMER	40
8	DEFINITIONS AND GLOSSARY	41
APPENDIX A – ARTICLES OF INCORPORATION		42
APPENDIX B – FINANCIAL STATEMENTS		51

1 RISK FACTORS
Prior to any decision to invest in the Bonds, potential investors should carefully read and assess the following specific risks and the other information contained in this presentation. An investment in the bonds is suitable only for investors who understand the risk factors associated with this type of investment and who can afford a loss of all or part of their investment.
If any of the risks presented below materializes, individually or together with other circumstances, the business, financial position and operating results of the Issuer and the Group could be materially and adversely affected, and the price of the Bonds may decline, causing investors to lose all or part of their invested capital.
The primary risk factors in connection with an investment in the bonds are described below. The description below is not exhaustive and the sequence of the risk factors is not set out according to importance. A prospective investor should carefully consider the factors set out below and elsewhere in this Presentation, including but not limited to the cost structure for both the Issuer and the investors, as well as the investors' current and future tax position.
The below described risk factors are supplemented by the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2017 that summarize the risks that may materially affect the Issuer's business.
Industry Specific Risk Factors
•	Charter hire rates for dry bulk carriers may remain at low levels or decrease in the future, which may adversely affect our earnings.
•
The dry bulk carrier charter market remains significantly below its high in 2008, which has had and may continue to have an adverse effect on our revenues, earnings and profitability, and may affect our ability to comply with our loan covenants.

•
If economic conditions throughout the world decline, in particular in the EU, in China and the rest of the Asia-Pacific region, it could negatively affect our earnings, financial condition and cash flows and may further adversely affect the market price of our common shares.

•
A decrease in the level of China’s export of goods or an increase in trade protectionism could have a material adverse impact on our charterers’ business and, in turn, could cause a material adverse impact on our earnings, financial condition and cash flows.

•
A decline in the state of global financial markets and economic conditions may adversely impact our ability to obtain additional financing or refinance our existing loan and credit facilities on acceptable terms which may hinder or prevent us from expanding our business.

•	An over-supply of dry bulk carrier capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability.
•	Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price.
•	World events could affect our earnings and financial condition.
•	Acts of piracy on ocean-going vessels could adversely affect our business.
•	Our operating results are subject to seasonal fluctuations, which could affect our operating results.
•	An increase in the price of fuel, or bunkers, may adversely affect profits.
•	We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
•	Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.

•	The operation of dry bulk carriers has certain unique operational risks which could affect our earnings and cash flow.
•
Our vessels may call on ports located in countries that are subject to sanctions and embargoes imposed by the U.S. or other governments, which could adversely affect our reputation and the market for our common stock.

•	Maritime claimants could arrest or attach one or more of our vessels, which could interrupt our cash flows.
•	We conduct business in China, where the legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to us.
•	Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.
•	Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties and an adverse effect on our business.
•	Changing laws and evolving reporting requirements could have an adverse effect on our business.
Company Specific Risk Factors
•
The market values of our vessels have declined in recent years and may further decline, which could limit the amount of funds that we can borrow and could trigger breaches of certain financial covenants contained in our loan facilities, which could adversely affect our operating results, and we may incur a loss if we sell vessels following a decline in their market values.

•	We charter some of our vessels on short-term time charters in a volatile shipping industry and a decline in charter hire rates could affect our results of operations and our ability to pay dividends.
•	Rising crew costs could adversely affect our results of operations.
•	Our involvement with Diana Containerships Inc. may expose us to risks which may adversely affect our financial condition.
•	Our investment in Diana Wilhelmsen Management Limited may expose us to additional risks.
•	The effects of the recent Greek crisis could adversely affect the operations of our fleet manager, which has offices in Greece.
•	A cyber-attack could materially disrupt our business.
•
The Public Company Accounting Oversight Board inspection of our independent accounting firm, could lead to findings in our auditors’ reports and challenge the accuracy of our published audited consolidated financial statements.

•	Our earnings may be adversely affected if we are not able to take advantage of favorable charter rates.
•	Investment in derivative instruments such as forward freight agreements could result in losses.
•	We may have difficulty effectively managing any further growth, which may adversely affect our earnings.
•	We cannot assure you that we will be able to borrow amounts under our loan facilities and restrictive covenants in our loan facilities impose financial and other restrictions on us.
•	We cannot assure you that we will be able to refinance indebtedness incurred under our loan facilities.
•	Purchasing and operating secondhand vessels may result in increased operating costs and reduced operating days, which may adversely affect our earnings.
•
We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

•
In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.

•	We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations.
•	The fiduciary duties of our officers and directors may conflict with those of the officers and director of Diana Containerships.
•	We may not have adequate insurance to compensate us if we lose our vessels or to compensate third parties.
•	Our vessels may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition.
•	The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.
•	We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.
•	Volatility in the London Interbank Offered Rate, could affect our profitability, earnings and cash flow.
•	We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance.
•	We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations.
•	Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.
•	The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.
•	If we expand our business further, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.
•	We may have to pay tax on U.S. source income, which would reduce our earnings.
•	U.S. federal tax authorities could treat us as a “passive foreign investment company”, which could have adverse U.S. federal income tax consequences to U.S. shareholders.

2	RESPONSIBILITY STATEMENT

2.1 Responsibility Statement by Persons Responsible

This Registration Document has been prepared by Diana Shipping Inc. in connection with the Bond Issue and an investment therein. Diana Shipping Inc. confirms that it has taken all reasonable care to ensure that such is the case, the information contained in the Registration Document is, to the best of Diana Shipping Inc.'s knowledge, in accordance with the facts and contains no omission likely to affect its import.

Athens, Greece 3 December 2018

Simeon P. Palios

Chief Executive Officer and Chairman of the Board

Andreas Michalopoulos

Director, Chief Financial Officer and Treasurer

Diana Shipping Inc.
c/o Diana Shipping Services S.A.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece

3	THIRD PARTY INFORMATION
If not otherwise indicated, Diana Shipping Inc. is the source of information in this Prospectus. Information which has been sourced from a third party has been accurately reproduced. As far as the Issuer is aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading.

4	PRESENTATION OF THE GROUP
4.1	Overview
Diana Shipping Inc. is a holding company incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp (registration number: 13671). In February 2005, the Company's articles of incorporation were amended. Under the amended and restated articles of incorporation, the Company was renamed Diana Shipping Inc. and was re-domiciled from the Republic of Liberia to the Republic of the Marshall Islands. Please refer to appendix A for the full Articles of Incorporation. Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is +30-210-947-0100. Our agent and authorized representative in the United States is our wholly-owned subsidiary, Bulk Carriers (USA) LLC, established in September 2006, in the State of Delaware, which is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA.
The objectives for which the Company is formed and incorporated are listed in the Company’s Articles of Incorporation, which can be found in Appendix A.
4.2 Business objectives and strategy
Diana Shipping Inc. is a global provider of shipping transportation services through its ownership of dry bulk vessels. As of  November 26, 2018 our fleet consists of 48 dry bulk vessels (4 Newcastlemax, 14 Capesize, 5 Post-Panamax, 5 Kamsarmax and 20 Panamax), as well as two Panamax dry bulk vessels, the ''Triton'' and ''Alcyon'', that have been sold and expected to be delivered to their new owners at the latest by January 7, 2019. As of the same date, the combined carrying capacity of our fleet, including the m/v Triton and m/v Alcyon, is approximately 5.8 million dwt with a weighted average age of 9.26 years.
We wholly own the subsidiaries which own the vessels that comprise our fleet. Our vessels are employed primarily on medium to long-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.
The commercial and technical management of our fleet, as well as the provision of administrative services relating to our fleet's operations, are carried out by Diana Shipping Services S.A., our wholly-owned subsidiary, and Diana Wilhelmsen Management Limited, a 50/50 joint venture with Wilhelmsen Ship Management.

We focus on the ownership of dry bulk carriers with a capacity of 70,000 dwt and above. However, we will also consider purchasing other classes of dry bulk vessels, if we determine that those vessels would, in our view, present favorable investment opportunities. The size of our fleet may change through acquisitions or sales of vessels, however the company has not engaged in any new significant activities.
Competitive position
Among the distinguishing strengths that we believe provide us with a competitive advantage in the dry bulk shipping industry are the following:
•	We own a modern, high quality fleet of dry bulk carriers.
•	Our fleet includes groups of sister ships, providing operational and scheduling flexibility, as well as cost efficiencies.
•	We have an experienced management team.
•	We benefit from the experience and reputation of Diana Shipping Services S.A. and the relationship with Wilhelmsen Ship Management through the Diana Wilhelmsen Management Limited joint venture.
•	We benefit from strong relationships with members of the shipping and financial industries.
•	We have a strong balance sheet and a low level of indebtedness.

During 2017, 2016 and 2015, we had a fleet utilization of 98.2%, 99.4% and 99.3%, respectively, our vessels achieved daily time charter equivalent rates of $8,568, $6,106 and $9,739, respectively, and we generated revenues of $161.9 million, $114.3 million and $157.7 million, respectively.

The following table presents certain information concerning the dry bulk carriers in our fleet as of November 23, 2018:

	Vessel	Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers***	Redelivery Date to Owners****	Notes
	BUILT DWT
	22 Panamax Bulk Carriers
1	DANAE	A	$10,000	5.00%	Phaethon International Company AG	22-Dec-17	22-Jan-19 - 7-May-19
	2001 75,106
2	DIONE	A	$10,350	5.00%	Ausca Shipping Limited, Hong Kong	23-Jan-18	23-Mar-19 - 8-Jul-19
	2001 75,172
3	NIREFS	A	$9,400	5.00%	Jaldhi Overseas Pte. Ltd., Singapore	5-May-17	11-Aug-18
			$10,750	3.75%	Hudson Shipping Lines Incorporated	11-Aug-18	11-Jul-19 - 11-Oct-19
	2001 75,311
4	ALCYON	A	$8,800	5.00%	Hudson Shipping Lines Incorporated	20-Jul-17	29-Nov-18 - 18-Dec-18	1,2,3
	2001 75,247
5	TRITON	A	$6,500	5.00%	Ausca Shipping Limited, Hong Kong	8-Jun-17	15-Oct-18	4
			$11,000	5.00%	Tongli Shipping Pte. Ltd.	4-Nov-18	26-Nov-18	1,3
	2001 75,336
6	OCEANIS	A	$7,000	5.00%	Ausca Shipping Limited, Hong Kong	30-May-17	16-Nov-18
			$10,350	5.00%		16-Nov-18	1-Jan-20 - 31-Mar-20
	2001 75,211
7	THETIS	B	$8,350	5.00%	Ausca Shipping Limited, Hong Kong	14-Jul-17	19-Oct-18	5,6
			$10,650	3.75%	Hudson Shipping Lines Incorporated	16-Nov-18	16-Jan-20 - 16-Apr-20
	2004 73,583
8	PROTEFS	B	$7,900	5.00%	Hudson Shipping Lines Incorporated	24-Jun-17	19-Sep-18
			$11,000	3.75%		19-Sep-18	4-Sep-19 - 19-Dec-19
	2004 73,630
9	CALIPSO	B	$12,200	5.00%	Glencore Agriculture B.V., Rotterdam	12-Mar-18	28-May-19 - 12-Sep-19
	2005 73,691
10	CLIO	B	$8,550	5.00%	Phaethon International Company AG	9-Jul-17	10-Nov-18
			$10,600	5.00%	Ausca Shipping Limited, Hong Kong	10-Nov-18	10-Sep-19 - 10-Dec-19
	2005 73,691
11	NAIAS	B	$10,000	5.00%	Phaethon International Company AG	26-Nov-17	11-Feb-19 - 26-May-19
	2006 73,546
12	ARETHUSA	B	$12,600	5.00%	Glencore Agriculture B.V., Rotterdam	27-Apr-18	27-Apr-19 - 27-Jul-19
	2007 73,593
13	ERATO	C	$10,500	5.00%	Phaethon International Company AG	30-Dec-17	2-Mar-19 - 30-May-19
	2004 74,444
14	CORONIS	C	$9,000	5.00%	Narina Maritime Ltd	16-May-17	11-Aug-18	7
			$8,300	5.00%	CJ International Italy Societa Per Azioni	11-Aug-18	10-Oct-18
			$11,300	5.00%		10-Oct-18	11-Aug-19 - 11-Nov-19
	2006 74,381
15	MELIA		$12,000	5.00%	United Bulk Carriers International S.A., Luxemburg	28-Apr-18	28-Sep-19 - 28-Dec-19	8
	2005 76,225
16	ARTEMIS		$9,000	5.00%	Ausca Shipping Limited, Hong Kong	8-Jul-17	17-Sep-18
			$12,600	5.00%		17-Sep-18	17-Sep-19 - 17-Dec-19
	2006 76,942

17	LETO		$12,500	5.00%	Glencore Agriculture B.V., Rotterdam	10-Jan-18	10-May-19 - 25-Aug-19
	2010 81,297
18	SELINA	D	$12,250	5.00%	BG Shipping Co., Limited, Hong Kong	6-Feb-18	6-Jun-19 - 6-Sep-19
	2010 75,700
19	MAERA	D	$11,900	5.00%	Unico Logistics Co., Ltd., Seoul	19-Sep-17	4-Jul-18
			$11,750	5.00%	ST Shipping and Transport Pte. Ltd., Singpore	4-Jul-18	20-Jan-19 - 4-Apr-19	9
	2013 75,403
20	ISMENE		$12,000	5.00%	DHL Project & Chartering Limited, Hong Kong	16-Sep-17	29-Nov-18 - 16-Dec-18	1
	2013 77,901
21	CRYSTALIA	E	$11,100	5.00%	Glencore Agriculture B.V., Rotterdam	3-Oct-17	30-Nov-18 - 18-Jan-19	1
	2014 77,525
22	ATALANDI	E	$13,500	5.00%	Uniper Global Commodities SE, Düsseldorf	27-Apr-18	27-Jun-19 - 27-Sep-19
	2014 77,529
	5 Kamsarmax Bulk Carriers
23	MAIA	F	$10,125	5.00%	Glencore Agriculture B.V., Rotterdam	27-Jul-17	5-Nov-18	10
			$13,300	5.00%		12-Nov-18	1-Jan-20 - 31-Mar-20
	2009 82,193
24	MYRSINI	F	$8,650	5.00%	RWE Supply & Trading GmbH, Essen	8-Jun-17	1-Dec-18 - 31-Dec-18	1
	2010 82,117
25	MEDUSA	F	$10,000	4.75%	Cargill International S.A., Geneva	6-Jul-17	3-Sep-18
			$14,000	4.75%		3-Sep-18	3-Oct-19 - 3-Dec-19
	2010 82,194
26	MYRTO	F	$14,000	4.75%	Cargill International S.A., Geneva	25-Apr-18	25-May-19 - 25-Jul-19
	2013 82,131
27	ASTARTE		$9,000	5.00%	Glencore Agriculture B.V., Rotterdam	12-Jun-17	16-Oct-18
			$14,250	5.00%		16-Oct-18	16-Dec-19 - 16-Mar-20
	2013 81,513
	5 Post-Panamax Bulk Carriers
28	ALCMENE		$8,000	4.75%	Cargill International S.A., Geneva	8-Jun-17	6-Oct-18
			$14,000	5.00%	Smart Gain Shipping Co., Limited, Hong Kong	6-Oct-18	9-Nov-18
			$11,500	5.00%	BG Shipping Co., Limited, Hong Kong	21-Nov-18	21-Oct-19 - 21-Jan-20
	2010 93,193
29	AMPHITRITE	G	$11,150	4.75%	Cargill International S.A., Geneva	28-Sep-17	1-Dec-18 - 28-Jan-19	1
	2012 98,697
30	POLYMNIA	G	$10,100	4.75%	Cargill International S.A., Geneva	15-Mar-17	9-Jul-18
			$16,000	4.75%		9-Jul-18	9-Sep-19 - 9-Dec-19
	2012 98,704
31	ELECTRA	H	$8,000	5.00%	Uniper Global Commodities SE, Düsseldorf	11-Jun-17	19-Oct-18
			$13,500	5.00%		19-Oct-18	15-Sep-19 - 15-Dec-19
	2013 87,150

32	PHAIDRA	H	$12,700	5.00%	Uniper Global Commodities SE, Düsseldorf	13-Jan-18	13-Jan-19 - 13-Apr-19
	2013 87,146
	14 Capesize Bulk Carriers
33	NORFOLK		$13,250	5.00%	SwissMarine Services S.A., Geneva	1-Dec-17	1-Sep-19 - 1-Dec-19
	2002 164,218
34	ALIKI		$18,000	5.00%	SwissMarine Services S.A., Geneva	9-Apr-18	9-Dec-19 - 9-Feb-20
	2005 180,235
35	BALTIMORE		$18,050	5.00%	Koch Shipping Pte. Ltd., Singapore	6-Jun-18	22-May-19 - 21-Aug-19
	2005 177,243
36	SALT LAKE CITY		$16,250	4.75%	Cargill International S.A., Geneva	1-May-18	1-Jan-19 - 1-Mar-19
	2005 171,810
37	SIDERIS GS	I	$13,000	5.00%	Rio Tinto Shipping (Asia) Pte., Ltd., Singapore	21-Jun-17	15-Nov-18
			$8,500	5.00%	Berge Bulk Shipping Pte. Ltd., Singapore	15-Nov-18	15-Dec-18
			$15,350	5.00%		15-Dec-18	15-Dec-19 - 30-Mar-20
	2006 174,186
38	SEMIRIO	I	$14,150	5.00%	Koch Shipping Pte. Ltd., Singapore	21-May-17	1-Sep-18
			$20,050	5.00%	Pacific Bulk Cape Company Limited, Hong Kong	1-Sep-18	1-Jul-19 - 16-Sep-19
	2007 174,261
39	BOSTON	I	$17,000	5.00%	EGPN Bulk Carrier Co., Limited, Hong Kong	6-Dec-17	6-Apr-19 - 6-Jul-19
	2007 177,828
40	HOUSTON	I	$19,000	5.00%	SwissMarine Services S.A., Geneva	9-May-18	25-Jan-19 - 24-Apr-19
	2009 177,729
41	NEW YORK	I	$16,000	5.00%	DHL Project & Chartering Limited, Hong Kong	2-Feb-18	2-Jun-19 - 2-Sep-19
	2010 177,773
42	SEATTLE	J	$11,700	5.00%	Koch Shipping Pte. Ltd., Singapore	8-Feb-17	30-Jul-18	11
			$24,000	5.00%		30-Jul-18	30-Nov-18 - 30-Jan-19
	2011 179,362
43	P. S. PALIOS	J	$17,350	5.00%	Koch Shipping Pte. Ltd., Singapore	24-May-18	9-Jun-19 - 24-Aug-19
	2013 179,134
44	G. P. ZAFIRAKIS	K	$15,000	5.00%	RWE Supply & Trading GmbH, Essen	14-Aug-17	30-Nov-18 - 14-Jan-19	1
	2014 179,492
45	SANTA BARBARA	K	$20,250	4.75%	Cargill International S.A., Geneva	24-Apr-18	9-Oct-19 - 9-Dec-19
	2015 179,426
46	NEW ORLEANS		$21,000	5.00%	SwissMarine Services S.A., Geneva	24-Mar-18	24-Feb-19 - 24-Apr-19
2015 180,960

	4 Newcastlemax Bulk Carriers
47	LOS ANGELES	L	$19,150	5.00%	SwissMarine Services S.A., Geneva	16-Apr-18	1-Jan-19 - 16-Apr-19
	2012 206,104
48	PHILADELPHIA	L	$20,000	5.00%	Koch Shipping Pte. Ltd., Singapore	18-Jun-18	3-Feb-20 - 18-May-20
	2012 206,040
49	SAN FRANCISCO	M	$24,000	5.00%	Koch Shipping Pte. Ltd., Singapore	14-May-18	4-Mar-19 - 24-May-19
	2017 208,006
50	NEWPORT NEWS	M	BCI_2014 5TCs AVG + 24%	5.00%	SwissMarine Services S.A., Geneva	10-Jan-17	1-Dec-18 - 10-Mar-19	1
	2017 208,021
* Each dry bulk carrier is a "sister ship", or closely similar, to other dry bulk carriers that have the same letter.
** Total commission percentage paid to third parties.
*** In case of newly acquired vessel with time charter attached, this date refers to the expected/actual date of delivery of the vessel to the Company.
**** Range of redelivery dates, with the actual date of redelivery being at the Charterers’ option, but subject to the terms, conditions, and exceptions of the particular charterparty.

1 Based on latest information.
2 Vessel off hire for unscheduled maintenance from May 30, 2018 to July 10, 2018.
3 Vessel sold and expected to be delivered to her new Owners at the latest by January 7, 2019.
4 Vessel on scheduled drydocking from October 17, 2018 to November 1, 2018.
5 Charterers have agreed to pay the weighted average of the Baltic Panamax 4 T/C routes, as published by the Baltic Exchange on October 15, 2018, for the excess period commencing from October 14, 2018.

6 Vessel on scheduled drydocking from October 22, 2018 to November 16, 2018.
7 Charterers have agreed to pay the weighted average of the Baltic Panamax 4 T/C routes, as published by the Baltic Exchange on August 6, 2018, for the excess period commencing from August 5, 2018, in case it is higher than the current rate of US$ 9,000.

8 Vessel off hire from October 22, 2018 to October 25, 2018.
9 Vessel off hire from August 9, 2018 to August 12, 2018.
10 Charterers have agreed to pay the weighted average of the Baltic Panamax 4 T/C routes, as published by the Baltic Exchange on October 26, 2018 plus 18%, only in case it is higher than the exsisting rate of US$10,125 which otherwise will continue to apply, for the excess period commencing from October 27, 2018.

11 Charterers have agreed to pay the weighted average of the Baltic Capesize 5 T/C routes, as published by the Baltic Exchange on July 23, 2018 plus 5%, for the excess period commencing from July 23, 2018.

Management of Our Fleet
The commercial and technical management of our fleet, as well as the provision of administrative services relating to the fleet’s operations, are carried out by our wholly-owned subsidiary, Diana Shipping Services S.A., and out 50/50 joint venture Diana Wilhelmsen Management Limited, pursuant to a management agreement between the management company and each ship owning company whose vessel is managed by it. All management agreements are not for a specific time period and may be terminated by either party by giving three months prior notice in writing unless the ship is sold or becomes a total loss, or with immediate effect, against payment to the Managers of damages. In exchange for providing us with commercial and technical services, personnel and office space, we pay Diana Shipping Services S.A., a commission, which is a percentage of the managed vessels’ gross revenues, a fixed monthly fee per managed vessel and an additional monthly fee for the administrative services provided to Diana Shipping Inc. Such services may include budgeting, reporting, monitoring of bank accounts, compliance with banks, payroll services and any other possible service that Diana Shipping Inc. would require to perform its operations. Similarly, in exchange for providing us with commercial and technical services, we pay Diana Wilhelmsen Management Limited a commission which is a percentage of the managed vessels’ gross revenues and a fixed management monthly fee for each managed vessel. The amounts deriving from the agreements with Diana Shipping Services S.A. are considered inter-company transactions and, therefore, are eliminated from our consolidated financial statements. The management fees deriving from the agreements with Diana Wilhelmsen Management Limited are included in our statement of operations as “Management fees to related party”, whereas commercial fees are included in “Voyage expenses”. Since June 1, 2010, Diana Enterprises Inc., renamed to Steamship Shipbroking Enterprises Inc., or Steamship, a related party controlled by our Chief Executive Officer and Chairman of the Board, Mr. Simeon Palios, provides brokerage services to us. Brokerage fees are included in “General and Administrative expenses” in our statement of operations. The terms of this relationship are currently governed by a Brokerage Services Agreement dated April 1, 2017.

Our Customers
Our customers include national, regional and international companies, such as Cargill International S.A., Glencore Grain B.V., EDF Trading Ltd, RWE Supply and Trading Gmbh, Clearlake Shipping Pte Ltd, Koch Shipping Pte Ltd and Swissmarine Services S.A. During 2017, three of our charterers accounted for 43% of our revenues: Koch (17%), Swissmarine (14%), and Cargill (12%). During 2016, four of our charterers accounted for 54% of our revenues: RWE Supply (19%), Swissmarine (15%), Cargill (10%) and Glencore (10%). During 2015, four of our charterers accounted for 66% of our revenues: EDF Trading (10%), Glencore (20%), RWE Supply (24%) and Clearlake (12%).

We charter our dry bulk carriers to customers pursuant to time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. In 2017, we paid commissions that ranged from 4.75% to 5.0% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter.

We strategically monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, seek to adjust the charter hire periods for our vessels according to prevailing market conditions. In order to take advantage of relatively stable cash flow and high utilization rates, we fix some of our vessels on long-term time charters. Currently, the majority of our vessels are employed on short to medium-term time charters, which provides us with flexibility in esponding to market developments. We continuously evaluate our balance of short- and long-term charters and extend or reduce the charter hire periods of the vessels in our fleet according to the developments in the dry bulk shipping industry.

The Dry Bulk Shipping Industry
The global dry bulk carrier fleet could be divided into seven categories based on a vessel’s carrying capacity. These categories consist of:

> Very Large Ore Carriers. Very large ore carriers, or VLOCs, have a carrying capacity of more than 200,000 dwt and are a comparatively new sector of the dry bulk carrier fleet. VLOCs are built to exploit economies of scale on long-haul iron ore routes.

> Capesize. Capesize vessels have a carrying capacity of 110,000-199,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are primarily used to transport iron ore or coal and, to a much lesser extent, grains, primarily on long-haul routes.

> Post-Panamax. Post-Panamax vessels have a carrying capacity of 80,000-109,999 dwt. These vessels tend to have a shallower draft and larger beam than a standard Panamax vessel with a higher cargo capacity. These vessels have been designed specifically for loading high cubic cargoes from draught restricted ports, although they cannot transit the Panama Canal.

> Panamax. Panamax vessels have a carrying capacity of 60,000-79,999 dwt. These vessels carry coal, iron ore, grains, and, to a lesser extent, minor bulks, including steel products, cement and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels with regard to accessing different trade routes. Most Panamax and Post-Panamax vessels are “gearless,” and therefore must be served by shore-based cargo handling equipment. However, there are a small number of geared vessels with onboard cranes, a feature that enhances trading flexibility and enables operation in ports which have poor infrastructure in terms of loading and unloading facilities.

> Handymax/Supramax. Handymax vessels have a carrying capacity of 40,000-59,999 dwt. These vessels operate in a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Within the Handymax category there is also a sub-sector known as Supramax. Supramax bulk carriers are ships between 50,000 to 59,999 dwt, normally offering cargo loading and unloading flexibility with on-board cranes, or “gear,” while at the same time possessing the cargo carrying capability approaching conventional Panamax bulk carriers.

> Handysize. Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels are primarily involved in carrying minor bulk cargoes. Increasingly, ships of this type operate within regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

Other size categories occur in regional trade, such as Kamsarmax, with a maximum length of 229 meters, the maximum length that can load in the port of Kamsar in the Republic of Guinea. Other terms such as Seawaymax, Setouchmax, Dunkirkmax, and Newcastlemax also appear in regional trade.

The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. The average age at which a vessel is scrapped was 25 years in 2017, 23 years in 2016 and 25 years in 2015.

The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers, which in turn is influenced by trends in the global economy. Demand for dry bulk carrier capacity is also affected by the operating efficiency of the global fleet, along with port congestion, which has been a feature of the market since 2004, absorbing tonnage and therefore leading to a tighter balance between supply and demand. In evaluating demand factors for dry bulk carrier capacity, the Company believes that dry bulk carriers can be the most versatile element of the global shipping fleets in terms of employment alternatives.

Charter Hire Rates
Charter hire rates fluctuate by varying degrees among dry bulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller dry bulk carriers. Accordingly, charter rates and vessel values for those vessels are usually subject to less volatility.

Charter hire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and the different dry bulk carrier categories. In the time charter market, rates vary depending on the length of the charter period and vessel-specific factors such as age, speed and fuel consumption.

In the voyage charter market, rates are, among other things, influenced by cargo size, commodity, port dues and canal transit fees, as well as commencement and termination regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freightrate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Panamax Index is the index with the longest history. The Baltic Capesize Index and Baltic Handymax Index are of more recent origin.

The Baltic Dry Index, or BDI, a daily average of charter rates in 20 shipping routes measured on a time charter and voyage basis and covering Capesize, Panamax, Supramax, and Handysize dry bulk carriers declined from a high of 11,793 in May 2008 to a low of 663 in December 2008. In 2015, the BDI ranged from a high of 1,222 in August to a low of 471 in December. In 2016, the BDI ranged from a record low of 290 in February to a high of 1,257 in November. In 2017, the BDI ranged from a low of 685 in February to a high of 1,743 in December (Source: Clarksons Research).

Vessel Prices
Dry bulk vessel values increased in 2017 as compared to 2016 and 2015. Consistent with these trends, the market value of our dry bulk carriers had also increased. As charter rates and vessel values remain at relatively low levels, there can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will decrease or improve to any significant degree in the near future.

Competition
Our business fluctuates in line with the main patterns of trade of the major dry bulk cargoes and varies according to changes in the supply and demand for these items. We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as an owner and operator. We compete with other owners of dry bulk carriers in the Panamax,
Post-Panamax and smaller class sectors and with owners of Capesize and Newcastlemax dry bulk carriers. Ownership of dry bulk carriers is highly fragmented.

We believe that we possess a number of strengths that provide us with a competitive advantage in the dry bulk shipping industry:

> We own a modern, high quality fleet of dry bulk carriers. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

> Our fleet includes thirteen groups of sister ships. We believe that maintaining a fleet that includes sister ships enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. The uniform nature of sister ships also improves our operating efficiency by allowing our fleet manager to apply the technical knowledge of one vessel to all vessels of the same series and creates economies of scale that enable us to realize cost savings when maintaining, supplying and crewing our vessels.

> We have an experienced management team. Our management team consists of experienced executives who have, on average, more than 30 years of operating experience in the shipping industry and has demonstrated ability in managing the commercial, technical and financial areas of our business. Our management team is led by Mr. Simeon Palios, a qualified naval architect and engineer who has more than 40 years of experience in the shipping industry.

> We benefit from the experience and reputation of Diana Shipping Services S.A. and the relationship with Wilhelmsen Ship Management through the Diana Wilhelmsen Management Limited joint venture.

> We benefit from strong relationships with members of the shipping and financial industries. We have developed strong relationships with major international charterers, shipbuilders and financial institutions that we believe are the result of the quality of our operations, the strength of our management team and our reputation for dependability.

> We have a strong balance sheet and a relatively low level of indebtedness. We believe that our strong balance sheet and relatively low level of indebtedness provide us with the flexibility to increase the amount of funds that we may draw under our loan facilities in connection with any future acquisitions or otherwise and enable us to use cash flow that would otherwise be dedicated to debt service for other purposes.
4.3 Organizational structure

Diana Shipping Inc. is the sole owner of all of the issued and outstanding shares of its subsidiaries. Each of the vessels is owned through a separate wholly-owned subsidiary. Subsidiaries without a vessel are dormant and do not have any operations. Bulk Carriers (USA) LLC, our agent and authorized representative in the United States is also our wholly-owned subsidiary. Diana Shipping Inc., as parent company, is dependent upon its subsidiaries, as a significant part of the cash flow generation required to service the parent company’s obligations originate from these subsidiaries.

Below is the organizational chart of the DSI Group of companies:

4.4 Fleet list
Diana Shipping Inc. wholly owns the subsidiaries which own the vessels that comprise our fleet below:

Diana Shipping Inc. Fleet List
Panamax Gearless Bulk Carriers
Name of Vessel	Size (deadweight tons)	Year Built	Company	Flag	Management Company
Danae	75,106	2001	EATON MARINE S.A.	Greek	DSS
Dione	75,172	2001	CHORRERA COMPAÑIA ARMADORA S.A.	Greek	DSS
Nirefs	75,311	2001	SKYVAN SHIPPING COMPANY S.A.	Bahamas	DWM
Alcyon*	75,247	2001	BUENOS AIRES COMPAÑIA ARMADORA S.A.	Bahamas	DWM
Triton*	75,336	2001	HUSKY TRADING, S.A.	Bahamas	DWM
Oceanis	75,211	2001	PANAMA COMPAÑIA ARMADORA S.A.	Bahamas	DSS
Thetis	73,583	2004	CHANGAME COMPAÑIA ARMADORA S.A.	Bahamas	DSS
Protefs	73,630	2004	CYPRES ENTERPRISES CORP.	Bahamas	DWM
Calipso	73,691	2005	DARIEN COMPAÑIA ARMADORA S.A.	Bahamas	DWM
Clio	73,691	2005	TEXFORD MARITIME S.A.	Bahamas	DWM
Naias	73,546	2006	AILUK SHIPPING COMPANY INC.	Marshall Islands	DWM
Arethusa	73,593	2007	BIKAR SHIPPING COMPANY INC.	Greek	DSS
Erato	74,444	2004	URBINA BAY TRADING, S.A.	Bahamas	DSS
Coronis	74,381	2006	VESTA COMMERCIAL, S.A.	Marshall Islands	DSS
Melia	76,225	2005	MANDARINGINA INC.	Marshall Islands	DSS
Artemis	76,942	2006	FAYO SHIPPING COMPANY INC.	Marshall Islands	DSS
Leto	81,297	2010	JEMO SHIPPING COMPANY INC.	Marshall Islands	DSS
Selina	75,700	2010	KABEN SHIPPING COMPANY INC.	Marshall Islands	DSS
Maera	75,403	2013	WAKE SHIPPING COMPANY INC.	Marshall Islands	DSS
Ismene	77,901	2013	TAROA SHIPPING COMPANY INC.	Marshall Islands	DSS
Crystalia	77,525	2014	ERIKUB SHIPPING COMPANY INC.	Greek	DSS
Atalandi	77,529	2014	WOTHO SHIPPING COMPANY INC.	Greek	DSS
Kamsarmax Bulk Carriers
Name of Vessel	Size (deadweight tons)	Year Built	Company	Flag	Management Company
Maia	82,193	2009	JABAT SHIPPING COMPANY INC.	Marshall Islands	DSS
Myrsini	82,117	2010	MAKUR SHIPPING COMPANY INC.	Marshall Islands	DSS
Medusa	82,194	2010	RAIROK SHIPPING COMPANY INC.	Marshall Islands	DSS
Myrto	82,131	2013	TUVALU SHIPPING COMPANY INC.	Marshall Islands	DSS
Astarte	81,513	2013	EBADON SHIPPING COMPANY INC.	Marshall Islands	DSS

Post-Panamax Bulk Carriers
Name of Vessel	Size (deadweight tons)	Year Built	Company	Flag	Management Company
Alcmene	93,193	2010	MAJURO SHIPPING COMPANY INC.	Marshall Islands	DWM
Amphitrite	98,697	2012	GUAM SHIPPING COMPANY INC.	Marshall Islands	DSS
Polymnia	98,704	2012	PALAU SHIPPING COMPANY INC.	Marshall Islands	DSS
Electra	87,150	2013	RAKARU SHIPPING COMPANY INC.	Marshall Islands	DSS
Phaidra	87,146	2013	MEJATO SHIPPING COMPANY INC.	Marshall Islands	DSS
Capesize Bulk Carriers
Name of Vessel	Size (deadweight tons)	Year Built	Company	Flag	Management Company
Norfolk	164,218	2002	SILVER CHANDRA SHIPPING COMPANY LIMITED	Cyprus	DSS
Aliki	180,235	2005	KNOX SHIPPING COMPANY INC.	Marshall Islands	DSS
Baltimore	177,243	2005	BOKAK SHIPPING COMPANY INC.	Marshall Islands	DSS
Salt Lake City	171,810	2005	MARFORT NAVIGATION COMPANY LIMITED	Cyprus	DWM
Sideris GS	174,186	2006	JALUIT SHIPPING COMPANY INC.	Marshall Islands	DSS
Semirio	174,261	2007	KILI SHIPPING COMPANY INC.	Marshall Islands	DWM
Boston	177,828	2007	LIB SHIPPING COMPANY INC.	Marshall Islands	DSS
Houston	177,729	2009	GALA PROPERTIES INC.	Marshall Islands	DSS
New York	177,773	2010	BIKINI SHIPPING COMPANY INC.	Marshall Islands	DSS
Seattle	179,362	2011	TOKU SHIPPING COMPANY INC.	Marshall Islands	DSS
P. S. Palios	179,134	2013	PULAP SHIPPING COMPANY INC.	Marshall Islands	DSS
G. P. Zafirakis	179,492	2014	WENO SHIPPING COMPANY INC.	Marshall Islands	DSS
Santa Barbara	179,426	2015	LELU SHIPPING COMPANY INC.	Marshall Islands	DSS
New Orleans	180,960	2015	UJAE SHIPPING COMPANY INC.	Marshall Islands	DSS
Newcastlemax Bulk Carriers
Name of Vessel	Size (deadweight tons)	Year Built	Company	Flag	Management Company
Los Angeles	206,104	2012	LAE SHIPPING COMPANY INC.	Marshall Islands	DSS
Philadelphia	206,040	2012	NAMU SHIPPING COMPANY INC.	Marshall Islands	DSS
San Francisco	208,006	2017	ASTER SHIPPING COMPANY INC.	Marshall Islands	DSS
Newport News	208,021	2017	AERIK SHIPPING COMPANY INC.	Marshall Islands	DSS
*Vessel sold and expected to be delivered to her new Owners at the latest by January 7, 2019.

4.5 Selected financial information

The following tables set forth our selected consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 and the three months and nine months ended September 30, 2018 and 2017. The selected consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 are derived from our audited consolidated financial statements and notes thereto which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

4.6 Financing

As at December 31, 2017, we had $604.8 million of long term debt outstanding under our facilities and Notes and consisted of the agreements described below.

Secured Term Loans:

On October 22, 2009, our wholly-owned subsidiary Gala Properties Inc. entered into a $40.0 million loan agreement with Bremer Landesbank ("Bremer") to partly finance the acquisition cost of the Houston. The loan is repayable in 40 quarterly installments of $0.9 million plus one balloon installment of $4.0 million to be paid together with the last installment on November 12, 2019. The loan bears interest at LIBOR plus a margin of 2.15% per annum.

On October 2, 2010, our wholly-owned subsidiaries Lae Shipping Company Inc. ("Lae") and Namu Shipping Company Inc., ("Namu") entered into a loan agreement with Export-Import Bank of China ("CEXIM Bank") and DnB NOR Bank ASA ("DnB") to finance part of the construction cost of the Los Angeles, and the Philadelphia, for an amount of up to $82.6 million, of which $72.1 million was drawn, being 70% of the vessels' market value on delivery. The Lae advance is repayable in 40 quarterly installments of approximately $0.6 million and a balloon of $12.3 million payable together with the last installment on February 15, 2022. The Namu advance is repayable in 40 quarterly installments of approximately $0.6 million and a balloon of $11.4 million payable together with the last installment on May 18, 2022. Pursuant to an amendment of the loan agreement dated May 18, 2017, each of the individual banks are allowed to demand repayment in full of such bank's contribution in any or all advances on August 16, 2019. If one or more banks (acting through the agent) exercise such right in respect of an advance, the borrowers shall be obliged to repay each such bank's contribution in that advance in full on such date. The loan bears interest at LIBOR plus a margin of 2.50% per annum.

On September 13, 2011, our wholly-owned subsidiary Bikar Shipping Company Inc. ("Bikar") entered into a loan agreement with Emporiki Bank of Greece S.A. ("Emporiki") for a loan of up to $15.0 million to refinance part of the acquisition cost of the Arethusa. On December 13, 2012, Bikar, the Company, DSS and Credit Agricole Corporate and Investment Bank ("Credit Agricole") entered into a supplemental loan agreement to transfer the outstanding loan balance, the ISDA master swap agreement and the existing security documents from Emporiki to Credit Agricole. The loan is repayable in 20 equal semiannual installments of $0.5 million each and a balloon payment of $5.0 million to be paid together with the last installment on September 15, 2021. The loan bears interest at LIBOR plus a margin of 2.5% per annum, or 1% for such loan amount that is equivalently secured by cash pledge in favor of the bank.

On May 24, 2013, our wholly-owned subsidiaries Erikub Shipping Company Inc. ("Erikub") and Wotho Shipping Company Inc. ("Wotho") entered into a loan agreement with CEXIM Bank and DnB to finance part of the construction cost of Crystalia and Atalandi for an amount of up to $15.0 million for each vessel, drawn on May 22, 2014. Each advance is repayable in 19 quarterly installments of $250,000 and a balloon of $10.3 million payable together with the last installment on February 22, 2019. The loan bears interest at LIBOR plus a margin of 3.0% per annum.

On January 9, 2014, our wholly-owned subsidiaries Taka Shipping Company Inc. and Fayo Shipping Company Inc. entered into a loan agreement with Commonwealth Bank of Australia, London Branch, for a loan facility of up to $18.0 million to finance part of the acquisition cost of the Melite and Artemis. The loan bears interest at LIBOR plus a margin of 2.25%. The loan was drawn in two tranches, one of $8.5 million assigned to Melite and one of $9.5 million assigned to Artemis. Tranche A is repayable in 24 equal consecutive quarterly installments of $195,833 each; and a balloon of $3.8 million payable on January 13, 2020. Tranche B is repayable in 32 equal consecutive quarterly installments of $156,250 each and a balloon of $4.5 million payable on January 13, 2022. As a result of the grounding incident of the Melite and the subsequent sale of the vessel, Tranche A was repaid in full in October 2017.

On December 18, 2014, our wholly-owned subsidiaries Weno Shipping Company Inc. ("Weno") and Pulap Shipping Company Inc. ("Pulap") entered into a loan agreement with BNP Paribas ("BNP"), for a loan facility of up to $55.0 million to finance part of the acquisition cost of the G. P. Zafirakis and the P. S. Palios, of which $53.5 million was drawn. The loan bears interest at LIBOR plus a margin of 2%, and is repayable in 14 equal semi-annual installments of approximately $1.6 million and a balloon of $31.5 million, payable on November 30, 2021.

On March 17, 2015, eight of our wholly-owned subsidiaries entered into a loan facility with Nordea to refinance the existing agreements with the bank and to add additional vessels. On March 19, 2015, after repaying in full all outstanding indebtedness with the bank, we drew down the amount of $93.1 million. The loan is repayable in 24 equal consecutive quarterly installments of approximately $1.9 million and a balloon of $48.4 million payable together with the last installment on March 19, 2021. The loan bears interest plus a margin of 2.1% of LIBOR.

On March 26, 2015, three of our wholly-owned subsidiaries entered into a loan agreement with ABN AMRO Bank N.V. for a secured term loan facility of up to $53.0 million, to refinance part of the acquisition cost of the vessels New York, Myrto and Maia of which $50.2 million was drawn on March 30, 2015. The loan is repayable in 24 equal consecutive quarterly installments of about $1.0 million and a balloon of $26.3 million payable together with the last installment on March 30, 2021. The loan bears interest at LIBOR plus a margin of 2.0%.

On April 29, 2015, our wholly-owned subsidiary Lelu Shipping Company Inc. ("Lelu") entered into a term loan agreement with Danish Ship Finance A/S for a loan facility of $30.0 million, drawn on April 30, 2015 to partly finance the acquisition cost of the Santa Barbara, which was delivered in January 2015. The loan is repayable in 28 equal consecutive quarterly installments of $0.5 million each and a balloon of $16.0 million payable together with the last installment on April 30, 2022. The loan bears interest at LIBOR plus a margin of 2.15%.

On July 22, 2015, we entered into a term loan agreement with BNP Paribas for a loan of $165.0 million drawn on July 24, 2015. The loan is repayable in 20 consecutive quarterly installments, the first eight installments in an amount of $2.5 million, followed by four installments in an amount of $5.0 million; eight installments in an amount of $7.0 million; and a balloon installment of $69.0 million payable together with the last installment on July 24, 2020. The loan bears interest at LIBOR plus a margin of 2.35% per annum for the first two years; 2.3% per annum for the third year and 2.25% per annum until the final maturity of the loan.

On September 30, 2015, our wholly-owned subsidiaries, Ujae Shipping Company Inc. ("Ujae") and Rairok Shipping Company Inc. ("Rairok") entered into a term loan agreement with ING Bank N.V. for a loan of up to $39.7 million, available in two advances to finance part of the acquisition cost of the New Orleans and the Medusa. Advance A of about $28.0 million was drawn on November 19, 2015 and is repayable in 28 consecutive quarterly installments of about $0.5 million and a balloon installment of about $15.0 million payable together with the last installment on November 19, 2022. Advance B of about $11.7 million was drawn on October 6, 2015 and is repayable in 28 consecutive quarterly installments of about $0.3 million and a balloon installment of about $3.5 million payable together with the last installment on October 6, 2022. The loan bears interest at LIBOR plus a margin of 1.65%.

On January 7, 2016, three of our wholly-owned subsidiaries entered into a secured loan agreement with the CEXIM Bank for a loan of up to $75.7 million in order to finance part of the construction cost of three vessels. On January 4, 2017, we drew down $57.24 million to finance part of the construction cost of San Francisco and Newport News, both delivered on January 4, 2017. The balance of the committed loan amount, including the tranche for Hull DY6006 whose shipbuilding contract was cancelled on October 31, 2016, was cancelled. On February 6, 2017, we also entered into a Deed of Release with the CEXIM Bank in order to release the owner of Hull DY6006 of all of its obligations under the loan agreement as borrower. The loan is payable in 60 equal quarterly installments of $954,000 each, the last of which is payable by March 12, 2032, and bears interest at LIBOR plus a margin of 2.3%.

On March 29, 2016, two of our wholly-owned subsidiaries entered into a term loan agreement with ABN AMRO Bank N.V. for a loan of $25.755 million, drawn on March 30, 2016, to finance the acquisition cost of the Selina and the Ismene. The loan is payable in eight consecutive quarterly installments of $855,000 each and a balloon installment of $18.9 million payable together with the last installment by June 30, 2019. The first repayment installment was repaid on September 30, 2017. The loan bears interest at LIBOR plus a margin of 3%.

On May 10, 2016, one of our wholly-owned subsidiaries entered into a term loan agreement with DNB Bank ASA and the CEXIM Bank for a loan of $13.51 million, drawn on the same date, being the purchase price of the Maera. The loan is payable in seven equal consecutive quarterly installments of $19,775 each, four equal consecutive quarterly installments of $282,500 each and a balloon of about $12.2 million payable together with the last installment on January 4, 2019. The loan bears interest at LIBOR plus a margin of 3% per annum. Subsequently to December 31, 2017, and according to the terms of the loan agreement, we prepaid an additional amount of $289,177 which will be deducted from the balloon and which was reclassified as current in the consolidated balance sheet as at December 31, 2017.

Under the secured term loans outstanding as of December 31, 2017, 46 vessels of the Company's fleet were mortgaged with first preferred or priority ship mortgages. Additional securities required by the banks include first priority assignment of all earnings, insurances, first assignment of time charter contracts with duration that exceeds a certain period, pledge over the shares of the borrowers, manager's undertaking and subordination and requisition compensation and either a corporate guarantee by Diana Shipping Inc. (the "Guarantor") or a guarantee by the ship owning companies (where applicable), financial covenants, as well as operating account assignments. The lenders may also require additional security in the future in the event the borrowers breach certain covenants under the loan agreements. The secured term loans generally include restrictions as to changes in management and ownership of the vessels, additional indebtedness, as well as minimum requirements regarding hull cover ratio and minimum liquidity per vessel owned by the borrowers, or the guarantor, maintained in the bank accounts of the borrowers, or the guarantor. Furthermore, the secured term loans contain cross default provisions and additionally the Company is not permitted to pay any dividends following the occurrence of an event of default.

As at December 31, 2016, we were not in compliance with the minimum security cover requirement, under our $165.0 million loan facility with BNP Paribas. We estimated the shortfall to be $25.7 million and as such an amount of $19.7 million, representing the amount which would have to be paid to the bank, was reclassified as current in the consolidated balance sheet as at December 31, 2016. In addition, we received a waiver from the Commonwealth Bank, valid until December 31, 2016, for the non-compliance with the minimum required security cover, which was amended to a lower level than the one stated in the loan agreement. On January 13, 2017, the bank extended its consent for the use of the lower minimum required security cover until June 30, 2017. As of December 31, 2017 and the date of this report, we were in compliance with all of our loan covenants.

Senior Notes due 2020

On May 28, 2015, we issued $55.0 million aggregate principal amount of our 8.5% senior unsecured notes due 2020, or our Notes, in a registered public offering and on June 5, 2015, we issued an additional $8.25 million aggregate principal amount of the Notes, pursuant to the underwriters' option to purchase additional Notes. The Notes will mature on May 15, 2020, and effective May 15, 2017 may be redeemed in whole or in part at any time at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The Notes bear interest at a rate of 8.500% per annum, payable quarterly on each February 15, May 15, August 15 and November 15, commencing on August 15, 2015. The Notes commenced trading on the NYSE on May 29, 2015 under the symbol "DSXN."

5 BOARD OF DIRECTORS AND SENIOR MANAGEMENT
5.1 Board of Directors
Overview
Set forth below are the names, ages and positions of our directors and executive officers. Our board of directors is elected annually on a staggered basis, and each director elected holds office for a three-year term and until his or her successor is elected and has qualified, except in the event of such director’s death, resignation, removal or the earlier termination of his or her term of office. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated.

Name of director	Position
Simeon P. Palios	Class I Director, Chief Executive Officer and Chairman of the Board
Anastasios C. Margaronis	Class I Director and President
Andreas Michalopoulos	Class III Director, Chief Financial Officer and Treasurer
Ioannis G. Zafirakis	Class I Director, Chief Strategy Officer and Secretary
Semiramis Paliou	Class III Director and Chief Operating Officer
William (Bill) Lawes	Class II Director
Apostolos Kontoyannis	Class III Director
Konstantinos Fotiadis	Class III Director
Konstantinos Psaltis	Class II Director
Kyriacos Riris	Class II Director
Christos Glavanis	Class I Director

The term of our Class I directors expires in 2021, the term of our Class II directors expires in 2019, and the term of our Class III directors expires in 2020.

The business address of each officer and director is the address of our principal executive offices, which are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece.
5.2 Senior Management
Overview
The Senior Management of the Company consists of five individuals. The names of the members of the Senior Management as at the date of this Prospectus, and their respective positions, are presented in the table below:

Name of officer	Position
Simeon Palios	Chief Executive officer
Anastasios Margaronis	President
Ioannis Zafirakis	Chief Strategy Officer and Secretary
Semiramis Paliou	Chief Operating Officer
Andreas Michalopoulos	Chief Financial Officer and Treasurer

All members of the Senior Management are employed by Diana Shipping Services S.A.

The Company's principal executive office, Pendelis 16, 175 64 Palaio Faliro, Athens, Greece, serves as the business address for the members of Senior Management in relation to their positions in the Company.

Biographies of the members of the Senior Management:
Set out below are brief biographies of the members of the Senior Management, including their relevant management expertise and experience, an indication of any significant principal activities performed  by them outside the Company and names of companies and partnerships of which a member of the Senior Management is or has been a member of the administrative, management or supervisory bodies or partner the previous five years (not including directorships and management positions in subsidiaries of the Company).
Simeon P. Palios - Director, Chief Executive Officer and Chairman of the Board

Simeon P. Palios has served as the Chief Executive Officer and Chairman of Diana Shipping Inc. since February 21, 2005 and as a Director since March 9, 1999 and has served as the Chief Executive Officer and Chairman of Diana Containerships Inc. since January 13, 2010. Mr. Palios also serves currently as the President of Diana Shipping Services S.A., our management company. Prior to November 12, 2004, Mr. Palios was the Managing Director of Diana Shipping Agencies S.A. Since 1972, when he formed Diana Shipping Agencies S.A., Mr. Palios has had overall responsibility for its activities. Mr. Palios has experience in the shipping industry since 1969 and expertise in technical and operational issues. He has served as an ensign in the Greek Navy for the inspection of passenger boats on behalf of Ministry of Merchant Marine and is qualified as a naval architect and marine engineer. Mr. Palios is a member of various leading classification societies worldwide and he is a member of the board of directors of the United Kingdom Freight Demurrage and Defense Association Limited. Mr. Palios has also served as President of the Association "Friends of Biomedical Research Foundation, Academy of Athens" since 2015. He holds a bachelor's degree in Marine Engineering from Durham University.
Anastasios C. Margaronis - Director and President
Anastasios C. Margaronis has served as our President and as a Director since February 21, 2005 and has served as the Director and President of Diana Containerships Inc. since January 13, 2010. Mr. Margaronis is a Deputy President of Diana Shipping Services S.A., where he also serves as a Director and Secretary. Prior to February 21, 2005, Mr. Margaronis was employed by Diana Shipping Agencies S.A. and performed on our behalf the services he now performs as President. He joined Diana Shipping Agencies S.A. in 1979 and has been responsible for overseeing our vessels' insurance matters, including hull and machinery, protection and indemnity and war risks insurances. Mr. Margaronis has experience in the shipping industry, including in ship finance and insurance, since 1980. He is a member of the Greek National Committee of the American Bureau of Shipping and a member of the board of directors of the United Kingdom Mutual Steam Ship Assurance Association (Europe) Limited. He holds a bachelor's degree in Economics from the University of Warwick and a master's of science degree in Maritime Law from the Wales Institute of Science and Technology.
Andreas Michalopoulos - Director, Chief Financial Officer and Treasurer
Andreas Michalopoulos has served as the Company’s Chief Financial Officer and Treasurer since March 8, 2006 and also has served in these positions with Diana Containerships Inc. since January 13, 2010. Mr. Michalopoulos started his career in 1993 when he joined Merrill Lynch Private Banking in Paris. In 1995, he became an International Corporate Auditor with Nestle SA based in Vevey, Switzerland and moved in 1998 to the position of Trade Marketing and Merchandising Manager. From 2000 to 2002, he worked for McKinsey and Company in Paris, France, as an Associate Generalist Consultant before joining a major Greek Pharmaceutical Group with U.S. R&D activity as a Vice President of International Business Development and Member of the Executive Committee in 2002 where he remained until 2005. From 2005 to 2006, he joined Diana Shipping Agencies S.A. as a Project Manager. Mr. Michalopoulos graduated from Paris IX Dauphine University with Honors in 1993 obtaining an MSc in Economics and a master's degree in Management Sciences specialized in Finance. In 1995, he also obtained a master's degree in Business Administration from Imperial College, University of London. Mr. Andreas Michalopoulos is married to the youngest daughter of Mr. Simeon Palios, the Company’s Chief Executive Officer and Chairman.
Ioannis G. Zafirakis - Director, Chief Strategy Officer and Secretary
Ioannis G. Zafirakis has served as our Director, Chief Strategy Officer and Secretary since August 2018. Under his capacity as Chief Strategy Officer, Mr. Zafirakis is responsible for establishing and reviewing key strategic priorities and translating them into a comprehensive strategic plan, monitoring the execution of the plan, facilitating and driving key strategic initiatives through inception phase. He is also responsible for communicating the Company's strategy and overall goals internally and externally. In addition, Mr. Zafirakis is the Chief Strategy Officer of Diana Shipping Services S.A., where he also serves as Director and Treasurer. Since February 2005, Mr. Zafirakis served for the same companies in various positions such as Chief Operating Officer, Executive Vice-President and Vice-President. From June 1997 to February 2005, Mr. Zafirakis was employed by Diana Shipping Agencies S.A. where he held a number of positions in its finance and accounting department. He currently also serves as Director, Chief Strategy Officer and Secretary of Diana Containerships Inc. Mr. Zafirakis is a member of the Business Advisory Committee of the Shipping Programs of ALBA Graduate Business School at The American College of Greece. He holds a bachelor's degree in Business Studies from City University Business School in London and a master's degree in International Transport from the University of Wales in Cardiff.
Semiramis Paliou - Director and Chief Operating Officer
Semiramis Paliou has served as a Director of Diana Shipping Inc. since March 2015.  Mrs. Paliou has almost 20 years of experience in shipping operations, technical management and crewing.  Mrs. Paliou began her career at Lloyd’s Register of Shipping from 1996 to 1998 as a trainee ship surveyor.  She was then employed by Diana Shipping Agencies S.A. From 2007 to 2010 she was employed as a Director and President of Alpha Sigma Shipping Corp. From February 2010 to November 2015 she was the Head of the Operations, Technical and Crew department of Diana Shipping Services S.A. From November 2015 to October 2016 she served as Vice President of the same company. From November 2016 to the end of July 2018, she served as Managing Director and Head of the Technical, Operations, Crew and Supply department of Unitized Ocean Transport Limited. As of August 2018, she is the Chief Operating Officer of Diana Shipping Inc. and Diana Shipping Services S.A. As of November 2018, she is the Chief Operating Officer of Diana Containerships Inc. Mrs. Paliou obtained her BSc in Mechanical Engineering from Imperial College, London and her MSc in Naval Architecture from University College, London.  She is the daughter of Simeon Palios, our Chief Executive Officer and Chairman, and is a member of the Greek committee of Det Norske Veritas - Germanischer Lloyd, a member of the Greek committee of Nippon Kaiji Kyokai and a member of the Greek committee of Bureau Veritas.
5.3 Conflicts of interest
Certain of our officers and directors are officers and directors of Diana Containerships Inc. and have fiduciary duties to manage our business in a manner beneficial to us and our shareholders, as well as a duty to the shareholders of Diana Containerships Inc. Consequently, these officers and directors may encounter situations in which their fiduciary obligations to Diana Containerships and to us are in conflict. The resolution of these conflicts may not always be in our best interest or that of our shareholders and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

5.4 Corporate Governance
Pursuant to an exception for foreign private issuers, Diana, as a Marshall Islands company, is not required to comply with the corporate governance practices followed by U.S. companies under the NYSE listing standards. We believe that our established practices in the area of corporate governance are in line with the spirit of the NYSE standards and provide adequate protection to our shareholders. In fact, we have voluntarily adopted NYSE required practices, such as (a) having a majority of independent directors, (b) establishing audit, compensation and nominating committees and (c) adopting a Code of Ethics. The significant differences between our corporate governance practices and the NYSE standards are set forth below.
Executive Sessions
The NYSE requires that non-management directors meet regularly in executive sessions without management. The NYSE also requires that all independent directors meet in an executive session at least once a year. As permitted under Marshall Islands law and our bylaws, our non-management directors do not regularly hold executive sessions without management and we do not expect them to do so in the future.
Shareholder Approval of Equity Compensation Plans
The NYSE requires listed companies to obtain prior shareholder approval to adopt or materially revise any equity compensation plan. As permitted under Marshall Islands law and our amended and restated bylaws, we do not need prior shareholder approval to adopt or revise equity compensation plans, including our equity incentive plan.
Corporate Governance Guidelines
The NYSE requires companies to adopt and disclose corporate governance guidelines. The guidelines must address, among other things: director qualification standards, director responsibilities, director access to management and independent advisers, director compensation, director orientation and continuing education, management succession and an annual performance evaluation. We are not required to adopt such guidelines under Marshall Islands law and we have not adopted such guidelines.

5.5 Compensation and Equity incentive plan
Compensation
Aggregate executive compensation (including amounts paid to Steamship Shipbroking Enterprises Inc. (or “Steamship”, formerly Diana Enterprises Inc.) pursuant to Brokerage Services Agreements) for 2017 was $3.7 million. Since June 1, 2010, Steamship, a related party company, has provided to us brokerage services. Under the Brokerage Services Agreements in effect during 2017, fees for 2017 amounted to $1.8 million. We consider fees under these agreements to be part of our executive compensation due to the affiliation with Steamship. We expect such fees to remain the same in 2018.

Non-employee directors receive annual compensation in the amount of $52,000 plus reimbursement of out-of-pocket expenses. In addition, each non-executive serving as chairman or member of a committee receives additional annual compensation of $26,000 or $13,000, respectively, plus reimbursement of out-of-pocket expenses. Since August 2018, the annual compensation of the chairman of the audit and compensation committee increased to $40,000 and the annual compensation of the member of the audit committee increased to $26,000. For 2017, 2016 and 2015, fees and expenses of our non-executive directors amounted to $0.4 million, $0.4 million and $0.4 million, respectively.

Since 2008 and until the date of this prospectus, our board of directors has awarded an aggregate amount of 11,675,241 shares of restricted common stock, of which 9,654,657 shares were awarded to senior management and 2,020,584 shares were awarded to non-employee directors. All restricted shares vest ratably over three years, except for 600,000 shares awarded in 2008 which vested ratably over a period of six years until 2014 and 1,314,000 shares awarded in 2014 which will vest ratably over a period of six years until 2022. The restricted shares are subject to forfeiture until they become vested. Unless they forfeit their shares, grantees have the right to vote, to receive and retain all dividends paid and to exercise all other rights, powers and privileges of a holder of shares

In 2017, compensation costs relating to the aggregate amount of restricted stock awards amounted to $8.2 million. We do not have a retirement plan for our officers or directors.
Equity incentive plan
In November 2014, our board of directors approved, and the Company adopted the 2014 Equity Incentive Plan, or the 2014 Plan, for 5,000,000 common shares, of which, currently, 1,124,759 shares remain reserved for issuance.

Under the 2014 Plan, the Company’s employees, officers and directors are entitled to receive options to acquire the Company’s common stock. The 2014 Plan is administered by the Compensation Committee of the Company’s Board of Directors or such other committee of the Board as may be designated by the Board. Under the terms of the 2014 Plan, the Company’s Board of Directors is able to grant a) incentive stock options, b) non-qualified stock options, c) stock appreciation rights, d) dividend equivalent rights, e) restricted stock, f) unrestricted stock, g) restricted stock units, and h) performance shares. No options, stock appreciation rights or restricted stock units can be exercisable prior to the first anniversary or subsequent to the tenth anniversary of the date on which such award was granted. Under the 2014 Plan, the Administrator may waive or modify the application of forfeiture of awards of restricted stock and performance shares in connection with cessation of service with the Company.
5.6 Compensation committee
We have established a Compensation Committee comprised of two members, which, as directed by its written charter, is responsible for setting the compensation of executive officers of the Company, reviewing the Company’s incentive and equity-based compensation plans, and reviewing and approving employment and severance agreements. The members of the Compensation Committee are Mr. Apostolos Kontoyannis (Chairman) and Mr. Konstantinos Psaltis (member).
5.7 Nominating committee
We have established a Nominating Committee comprised of two members, which, as directed by its written charter, is responsible for identifying, evaluating and making recommendations to the board of directors concerning individuals for selections as director nominees for the next annual meeting of stockholders or to otherwise fill board of director vacancies. The members of the Nominating Committee are Mr. Konstantinos Psaltis (Chairman) and Mr. Kyriacos Riris (member).
5.8 Audit committee
We have established an Audit Committee, comprised of two board members, which is responsible for reviewing our accounting controls, recommending to the board of directors the engagement of our independent auditors, and pre-approving audit and audit-related services and fees. Each member has been determined by our board of directors to be “independent” under the rules of the NYSE and the rules and regulations of the SEC. As directed by its written charter, the Audit Committee is responsible for appointing, and overseeing the work of the independent auditors, including reviewing and approving their engagement letter and all fees paid to our auditors, reviewing the adequacy and effectiveness of the Company’s accounting and internal control procedures and reading and discussing with management and the independent auditors the annual audited financial statements. The members of the Audit Committee are Mr. William Lawes (Chairman and financial expert) and Mr. Apostolos Kontoyannis (member and financial expert).
5.9 Executive committee
We have established an Executive Committee comprised of the five executive directors, Mr. Simeon Palios (Chairman), Mr. Anastasios Margaronis (member), Mr. Ioannis Zafirakis (member), Mr. Andreas Michalopoulos (Member) and Mrs. Semiramis Paliou (Member). The Executive Committee has, to the extent permitted by law, the powers of the Board of Directors in the management of the business and affairs of the Company.
We also maintain directors’ and officers’ insurance, pursuant to which we provide insurance coverage against certain liabilities to which our directors and officers may be subject, including liability incurred under U.S. securities law. Our executive directors have employment agreements, which, if terminated without cause, entitle them to continue receiving their basic salary through the date of the agreement’s expiration.
5.10 Employees
We crew our vessels primarily with Greek officers and Filipino officers and seamen and may also employ seamen from Poland, Rumania and Ukraine. DSS and DWM are responsible for identifying the appropriate officers and seamen mainly through crewing agencies. The crewing agencies handle each seaman’s training, travel and payroll. The management companies ensure that all our seamen have the qualifications and licenses required to comply with international regulations and shipping conventions. Additionally, our seafaring employees perform most commissioning work and supervise work at shipyards and drydock facilities. We typically man our vessels with more crew members than are required by the country of the vessel’s flag in order to allow for the performance of routine maintenance duties. The following table presents the number of shoreside personnel employed by DSS and the number of seafaring personnel employed by our vessel-owning subsidiaries as at December 31, 2017, 2016 and 2015.

6 FINANCIAL INFORMATION
6.1 Introduction
The tables set out in this section present selected financial information derived from the Group's audited consolidated annual financial statements for the years ended 31 December 2017 and 2016 (both available on the Company’s web page).

The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.'s Annual Report for the year ended December 31, 2017 and the effectiveness of Diana Shipping Inc.'s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants ("SOEL"), Greece with registration number 107. No auditor have resigned, been removed or not been re-appointed during the period covered by the historical financial information.
6.2 Audit report of historical annual financial information

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Diana Shipping Inc.
Opinion on Internal Control over Financial Reporting
We have audited Diana Shipping Inc.’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Diana Shipping Inc. (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of Diana Shipping Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and our report dated March 16, 2018, expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations on Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.
Athens, Greece
March 16, 2018

6.3 Financial Information
The following tables set forth our consolidated financial data as of and for the years ended December 31, 2017 and 2016, and the three months nine months ended September 30, 2018 and 2017. The consolidated financial data as of and for the years ended December 31, 2017 and 2016 are derived from our audited consolidated financial statements and notes thereto which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in the 2017 annual report.

6.4 Consolidated statements of operations and comprehensive loss
The tables below set out our consolidated statements of operations and comprehensive loss for the years ended 2017, 2016 and 2015 and for the three months and nine months ended September 30, 2018 and 2017 (unaudited).

Interim (unaudited)

6.5 Consolidated statements of financial position
The tables below set out our consolidated statements of financial position as of the years ended 2017 and 2016 and the condensed unaudited consolidated statement of financial position for the nine months ended September 30, 2018.

Annual

Interim (unaudited)

6.6 Consolidated statements of cash flow
The tables below set out our audited consolidated statements of cash flows for the years ended December 31, 2017, 2016 and 2015 and our interim unaudited cash flow data for the three months and nine months ended September 30, 2018 and 2017.

Annual

Interim (unaudited)

6.7 Consolidated statements of changes in equity
The table below sets out our selected data from the Group’s audited consolidated statements of changes in equity for the years ended 2017, 2016 and 2015

6.8 Holders and share capital
The following table shows the 20 largest public shareholders as per 2 October 2018. Countries of incorporation among the shareholders include among other United States, United Kingdom and Greece.

Source: Bloomberg

Major shareholders
The following table sets forth information regarding ownership of our common stock of which we are aware as of November 20, 2018, for (i) beneficial owners of five percent or more of our common stock and (ii) our officers and directors, individually and as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each share of common stock held.
Title of Class	Identity of Person or Group	Number of Shares Owned	Percent of Class*
Common Stock, par value $0.01	Simeon Palios (1)	24,964,707	23.1
	Franklin Resources Inc. (2)	12,833,190	11.9
	Kopernik Global Investors, LLC (3)	5,573,381	5.2
	All officers and directors as a group (4)	29,658,208	27.5

* Based on 107,931,017 common shares outstanding as of November 20, 2018.

(1)
Mr. Simeon Palios indirectly may be deemed to beneficially own 9,524,360 shares beneficially owned by Ironwood Trading Corp. and 15,440,347 shares beneficially owned by Steamship Shipbroking Enterprises Inc. (formerly Diana Enterprises Inc.), including 4,762,180 shares beneficially owned through Corozal Compania Naviera S.A., as the result of his ability to control the vote and disposition of such entities, for an aggregate of 24,964,707 shares. As of December 31, 2015, 2016 and 2017, Mr. Simeon Palios owned indirectly 20.6%, 22.2% and 22.5%, respectively, of our outstanding common stock.

(2)	This information is derived from a Schedule 13G/A filed with the SEC on February 6, 2018.
(3)	This information is derived from a Schedule 13G/A filed with the SEC on February 9, 2018.
(4)
Mr. Simeon Palios is our only director or officer that beneficially owns 5% or more of our outstanding common stock. Mr. Anastasios Margaronis, our President and a member of our board of directors is indirect shareholder through ownership of stock held among others in Corozal Compania Naviera S.A., and Ironwood Trading Corp. Mr. Margaronis does not have dispositive or voting power with regard to shares held by Corozal Compania Naviera S.A. and Ironwood Trading Corp. and, accordingly, is not considered to be beneficial owner of our common shares held through Corozal Compania Naviera S.A. and Ironwood Trading Corp. Mr. Anastasios Margaronis also owns indirectly 3.2% of our outstanding common stock. All other officers and directors each owns less than 1% of our outstanding common stock. In addition, Steamship Shipbroking Enterprises Inc. (formerly Diana Enterprises Inc.) owns indirectly 100,390, or 3.9% of the outstanding Series B Preferred Shares and Mr. Anastasios Margaronis owns indirectly 28,025, or 1.1% of the outstanding Series B Preferred Shares. All officers and directors as a group own 133,575, or 5.1% of our outstanding Series B Preferred Shares.

Share capital
Under our amended and restated articles of incorporation, as of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 107,931,017 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 1,000,000 shares are designated Series A Participating Preferred Stock, none of which is issued and outstanding, and (ii) 5,000,000 shares are designated Series B Preferred Stock, 2,600,000 shares of which are issued and outstanding.  All of our shares of stock are in registered form.
Common Stock
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our preferred stock.
Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock.  At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation.  Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our common stock, Series A Participating Preferred Stock and Series B Preferred Stock, or make it more difficult to effect a change in control.  In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.
Series B Cumulative Redeemable Perpetual Preferred Stock
Our Series B Preferred Stock is senior in rank to our Series A Participating Preferred Stock.  Holders of our Series B Preferred Stock have no voting rights other than the ability, subject to certain exceptions, to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) are in arrears and certain other limited protective voting rights.  Holders of our Series B Preferred Stock rank prior to the holders of our common stock with respect to dividends, distributions and payments upon liquidation.  Dividends on our Series B Preferred Stock are cumulative from the date of original issue and are payable on the 15th day of January, April, July and October of each year at the dividend rate of 8.875% per annum, or $2.21875 per annum per share. At any time on or after February 14, 2019, we may redeem, in whole or in part, the Series B Preferred Stock at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.
6.9 Capital expenditures
We make capital expenditures from time to time in connection with vessel acquisitions and constructions, which we finance among others with cash from operations, debt under loan facilities at terms acceptable to us, with funds from equity issuances and senior unsecured notes. Our main uses of funds have been capital expenditures for the acquisition and construction of new vessels, expenditures incurred in connection with ensuring that our vessels comply with international and regulatory standards, repayments of bank loans and payment of our preferred dividends. Since the date of the last published financial statements of December 31, 2017, we do not have capital expenditures for vessel acquisitions or constructions, but we incur capital expenditures when our vessels undergo surveys and to comply with new regulatory standards. This process of recertification or vessel improvements may require us to reposition these vessels from a discharging port to shipyard facilities, which will reduce our operating days during the period. The loss of earnings associated with the decrease in operating days together with the capital needs for repairs and upgrades result in increased cash flow needs. We expect to cover such capital expenditures and cash flow needs with cash from operations and cash on hand. Since the date of the last published financial statements of December 31, 2017 and as of the date of this prospectus, the Company has not made any principal investments or any firm commitments on future investments.
6.10 Significant changes, trends and other factors affecting results
Since the date of the Company’s last published audited financial statements of December 31, 2017, the following material events have taken place:
(i)	The Company has received the outstanding balance of a loan receivable from a related party amounting to $82.7 million as of December 31, 2017, and as such the loan receivable has been reduced to zero.
(ii)
On July 13, 2018, the Company entered into a term loan facility with BNP Paribas for an amount of up to $75.0 million to refinance an existing loan facility with the bank having an outstanding balance of $130.0 million at the date of refinancing. The loan of $130.0 million was repaid in full on July 16, 2018 by using the $75.0 million loan proceeds and cash on hand.

(iii)	On October 29, 2018, the Company redeemed in full its senior notes amounting to $63.25 million, which until the date of redemption were trading on the NYSE under the symbol "DSXN".
(iv)
On November 5, 2018, the Company through a wholly owned subsidiary entered into a Memorandum of Agreement to sell the vessel “Triton” to an unaffiliated third party, for a sale price of $7.35 million before commissions.

(v)
On November 9, 2018 the Company through a wholly owned subsidiary entered into a Memorandum of Agreement to sell the vessel “Alcyon” to an unaffiliated third party, for a sale price of $7.45 million before commissions.

(vi)
On November 21, 2018 the Company announced the commencement of a tender offer to purchase up to 4,166,666 shares, or about 3.86%, of its outstanding common stock using funds available from cash and cash equivalents at a price of US$3.60 per share. The tender offer will expire at the end of the day, 5:00 P.M., Eastern Time, on December 20, 2018, unless extended or withdrawn.

Since the date of the Company’s last published audited financial statements of December 31, 2017, and as of the date of this prospectus there has been no material adverse change in the prospects of the issuer and there has been no significant change in the financial or trading position of the Group other than as disclosed in this prospectus that would have a material extent relevant to the evaluation of the issuer’s solvency.

6.11 Legal and arbitration proceedings
The Company is not aware of any ongoing, pending or threatened governmental, legal or arbitration proceedings during the previous 12 months that may have or have had in the recent past a significant effect on the Company and/or the Group’s financial position or profitability.
6.12 Material contracts
There are no material contracts that are entered into outside the ordinary course of the Issuer’s business, which could result in any group member being under an obligation or entitlement that is material to the Issuer’s ability to meet its obligation to security holders in respect of the securities being issued.
6.13 Documents on display
The following documents (or copies thereof) may be inspected for twelve months from the date of this Registration Document at the Company’s corporate office16 Pendelis Str., 175 64 Palaio Faliro, Athens, Greece, during normal business hours from Monday through Friday each week (except public holidays):

a)	the Articles of Incorporation and Bylaws of the Company;
b)
all reports, letters, and other documents, historical financial information, valuations and statements prepared by any expert at the Company’s request any part of which is included or referred to in the Registration Document;

c)	the historical financial information of the Company and its subsidiary undertakings for each of the two financial years preceding the publication of the Registration Document.

7 LEAD MANAGERS’ DISCLAIMER

Fearnley Securities AS and Nordea Bank Abp, filial i Norge (the Lead Managers) has assisted the Company in preparing this Registration Document. The Lead Managers has not verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and the Lead Manager expressively disclaim any legal or financial liability as to the accuracy or completeness of the information contained in this Registration Document or any other information supplied in connection with bonds issued by Diana Shipping Inc. or their distribution. The statements made in this paragraph are without prejudice to the responsibility of the Company. Each person receiving this Registration Document acknowledges that such person has not relied on the Lead Managers nor any person affiliated with it in connection with its investigation of the accuracy of such information or its investment decision.

Confidentiality rules and internal rules restricting the exchange of information between different parts of the Lead Managers may prevent employees of the Lead Managers who are preparing this Registration Document from utilizing or being aware of information available to the Lead Managers and/ or any of their affiliated companies and which may be relevant to the recipient’s decisions

3 December 2018 Oslo, Norway

Fearnley Securities AS and Nordea Bank Abp, filial i Norge

8 DEFINITIONS AND GLOSSARY
•	Bulk Carriers - Vessels which are specially designed and built to carry large volumes of cargo in bulk cargo form.
•	Bunkers - Heavy fuel oil used to power a vessel's engines.
•	Capesize - A dry bulk carrier having a carrying capacity of 110,000 dwt to 199,999 dwt.
•	Charter - The hire of a vessel for a specified period of time to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.
•	Charterer - The individual or company hiring a vessel.
•	Charter Hire Rate - A sum of money paid to the vessel owner by a charterer under a time charterparty for the use of a vessel.
•
Classification Society - An independent organization which certifies that a vessel has been built and maintained in accordance with the rules of such organization and complies with the applicable rules and regulations of the country of such vessel and the international conventions of which that country is a member.

•
Deadweight Ton-"dwt" - A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel's DWT or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

•	Draft - Vertical distance between the waterline and the bottom of the vessel's keel.
•	Dry Bulk - Non-liquid cargoes of commodities shipped in an unpackaged state.
•	Drydocking - The removal of a vessel from the water for inspection and/or repair of submerged parts.
•	Hull - The shell or body of a vessel.
•	International Maritime Organization-"IMO" - A United Nations agency that issues international trade standards for shipping.
•	Metric Ton - A metric ton of 1,000 kilograms.
•	Newbuilding - A newly constructed vessel.
•	Panamax - A dry bulk carrier of approximately 60,000 to 79,999 dwt of maximum length, depth and draft capable of passing fully loaded through the Panama Canal.
•	Post-Panamax - A dry bulk carrier having a carrying capacity of 80,000 dwt to 109,999 dwt.
•
Protection and Indemnity Insurance - Insurance obtained through a mutual association formed by shipowners to provide liability insurance protection from large financial loss to one member through contributions towards that loss by all members.

•	Short-Term Time Charter - A time charter which lasts less than approximately 12 months.
•	Sister Ships - Vessels of the same class and specification which were built by the same shipyard.
•
Time Charter - Contract for hire of a ship. A charter under which the ship-owner is paid charter hire rate on a per day basis for a certain period of time, the shipowner being responsible for providing the crew and paying operating costs while the charterer is responsible for paying the voyage costs. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

•	Ton - A metric ton of 1,000 kilograms.

APPENDIX A – ARTICLES OF INCORPORATION

RESTATED AND AMENDED ARTICLES OF INCORPORATION OF DIANA SHIPPING INC. (the "Corporation") UNDER SECTIONS 88 AND 93 OF THE BUSINESS CORPORATIONS ACT

I, IOANNIS ZAFIRAKIS, a Director, Executive Vice President and Secretary of Diana Shipping Inc., for the purpose of restating and amending the Articles of Incorporation of said Corporation pursuant to sections 88 and 93 of the Business Corporations Act, 1990 as amended, hereby certify:

1. The name of the Corporation is: Diana Shipping Inc.

2. The Articles of Incorporation were filed in the Republic of Liberia on the 8th day of March 1999 and the Corporation was redomiciled into the Republic of the Marshall Islands by filing Articles of Domestication on the 15th day of February, 2005.

3. The Articles of Incorporation are amended and restated in their entirety and are replaced by the Amended and Restated Articles of Incorporation attached hereto.

4. This Restatement and Amendment of the Articles of Incorporation was authorized by actions of the Board of Directors and Shareholders of the Corporation.

IN WITNESS WHEREOF, I have executed these Restated and Amended Articles of Incorporation on this 14 Day of May, 2008.

Authorized Person
Name: Ioannis Zafirakis
Title: Director, Executive Vice President and Secretary

SK 23159 0002 883448

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

DIANA SHIPPING INC.

PURSUANT TO
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

A. The name of the Corporation shall be:

DIANA SHIPPING INC.

B. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the "BCA").

C. The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D. (a) The aggregate number of shares of common stock that the Corporation is authorized to issue is 200 million registered shares with a par value of one cent (US$.01).

(b) The Corporation is authorized to issue 25 million registered preferred shares with a par value of one cent (US$.01). The Board of Directors shall have the authority to establish such series of preferred shares and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred shares.

E. The Corporation shall have every power which a corporation now or hereafter organized under the Marshall Islands Business Corporation Act may have.

F. No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

G. The Shareholders and Board of Directors shall have the authority to adopt, amend or repeal the bylaws of the Corporation.

H. Corporate existence commenced on March 8, 1999 and shall continue upon filing the Articles of Domestication and these Amended and Restated Articles of Incorporation with the Registrar of Corporations.

I. (a) The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the filing of these Amended and Restated Articles of Incorporation with the Registrar of Corporations responsible for non-resident corporations, the shareholders of the Corporation shall hold an organization meeting to divide the Board of Directors into three classes, with the term of office of the first class to expire at the 2006 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2007 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2008 Annual Meeting of Shareholders. Commencing with the 2005 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director's successor is elected and has qualified. Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(b) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section (b) of this Article I shall not apply with respect to the director or directors elected by such holders of preferred stock.

(c) Directors shall be elected by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(d) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some

2

lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article I.

J. The Shareholders and the Board of Directors of the Corporation are expressly authorized to make, alter or repeal bylaws of the Corporation by a vote of not less than a majority of the entire Board of Directors. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article J.

K. (a) Except as provided in this Article K, special meetings of the shareholders may be called by the Board of Directors or holders of not less that one-fifth of all outstanding shares of common stock, who shall state the purpose or purposes of the proposed special meeting. If there is a failure to hold the annual meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the organization of the Corporation or after its last annual meeting, holders of not less than one-fifth of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting in lieu of the annual meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call. The Chairman, Chief Executive Officer or Secretary of the Corporation upon receiving the written demand shall promptly give notice of such meeting, or if the Chairman, Chief Executive Officer or Secretary fails to do so within five (5) business days thereafter, any shareholder signing such demand may give such notice. Such notice shall state the purpose or purposes of the proposed special meeting. The business transacted at any special meeting shall be limited to the purposes stated in the notice of such meeting.

(b) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article K.

L. (a) The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless:

1. prior to such time, the Board of Directors of the Corporation approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

2. upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii)

3

employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3. at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least a majority of the outstanding voting stock that is not owned by the interested shareholder; or

4. the shareholder became an Interested Shareholder prior to the consummation of the initial public offering of the Corporation's common stock under the United States Securities Act of 1933.

(b) The restrictions contained in this section shall not apply if:

1. A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

2. The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(i) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.

The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of the second sentence of this paragraph.

(c) For the purpose of this Article L only, the term:

1. "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

4

2. "Associate," when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. "Business Combination," when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i) Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder.

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares;

(iii) Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder's proportionate share of the any class or series of shares;

(iv) Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v) Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4. "Control," including the terms "controlling," "controlled by" and "under common

5

control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20 percent or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5. "Interested Shareholder" means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting shares of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term "Interested Shareholder" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of the Corporation, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6. "Person" means any individual, corporation, partnership, unincorporated association or other entity.

7. "Voting stock" means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

8. "Owner," including the terms "own" and "owned," when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(i) Beneficially owns such shares, directly or indirectly; or

(ii) Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) Has any agreement, arrangement or understanding for the purpose of acquiring,

6

holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(d) Any amendment of this Article L shall not be effective until 12 months after the approval of such amendment at a meeting of the shareholders of the Corporation and shall not apply to any Business Combination between the Corporation and any person who became an Interested Shareholder of the Corporation at or prior to the time of such approval.

(e) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article L.

M. Under Article D, the Corporation has the authority to issue two hundred million (200,000,000) shares of common stock with a par value of one cent (U.S. $0.01). Prior to the amendment of these articles of incorporation dated March 10, 2005, the Corporation was authorized to issue one hundred and fifty thousand (150,000) shares of common stock of par value of ten ($10.00) United States dollars per share. Pursuant to these Amended and Restated Articles of Incorporation, the Corporation at such time as the amendment dated March 10, 2005, reduced its stated capital from one million five hundred thousand ($1,500,000) United States dollars to one thousand five hundred ($1,500) United States dollars by transferring one million four hundred ninety-eight thousand five hundred ($1,498,500) United States dollars from stated capital to surplus.

N. At all meetings of Shareholders of the Corporation, except as otherwise expressly provided by law, there must be present either in person or by proxy Shareholders of record holding at least 33⅓ % of the shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum, but if less than a quorum is present, a majority of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

SK 23159 0002 883810

7

APPENDIX B – FINANCIAL STATEMENTS

The full 2017 annual report is set out on the following pages while the Company’s previous annual and quarterly report can be found on: http://www.dianashippinginc.com/investors/annual-and-quarterly-reports/

2017 Annual report direct link:
http://www.dianashippinginc.com/userfiles/bc94f6aa-05ac-4df6-ae9a-a307010b2cf7/DSI_Annual_Report_2017.pdf
2016 Annual report direct link:
http://www.dianashippinginc.com/userfiles/bc94f6aa-05ac-4df6-ae9a-a307010b2cf7/DSI_Annual_Report_2016.pdf
2015 Annual report direct link:
http://www.dianashippinginc.com/userfiles/bc94f6aa-05ac-4df6-ae9a-a307010b2cf7/DSI_Annual_Report_2015.pdf

2018 3rd quarter report:
http://www.dianashippinginc.com/userfiles/Reports/quarterly/DSX_earnings_release_300918.pdf
2018 2nd quarter report:
http://www.dianashippinginc.com/userfiles/Reports/quarterly/DSX_Earnings_Release_300618.pdf
2018 1st quarter report:
http://www.dianashippinginc.com/userfiles/Reports/quarterly/DSI_Earnings_Release_310318.pdf

2017 Annual report

DIANA SHIPPING INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Diana Shipping Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Diana Shipping Inc. (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 16, 2018, expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.
We have served as the Company's auditor since 2004.
Athens, Greece
March 16, 2018

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Diana Shipping Inc.
Opinion on Internal Control over Financial Reporting
We have audited Diana Shipping Inc.'s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Diana Shipping Inc. (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of Diana Shipping Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and our report dated March 16, 2018, expressed an unqualified opinion thereon.
Basis for Opinion
The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations on Internal Control over Financial Reporting
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.
Athens, Greece
March 16, 2018

DIANA SHIPPING INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2017 and 2016
(Expressed in thousands of U.S. Dollars – except for share and per share data)

	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 2(e))	$40,227	$98,142
Accounts receivable, trade (Note 2(f))	4,937	5,903
Due from related parties (Notes 2(g) and 4(b))	82,660	102
Inventories (Note 2(h))	5,770	5,860
Prepaid expenses and other assets	5,167	5,309
Total current assets	138,761	115,316

FIXED ASSETS:
Advances for vessels under construction and acquisitions and other vessel costs	-	46,863
Vessels net book value (Note 5)	1,053,578	1,403,912
Property and equipment, net (Note 6)	22,650	23,114
Total fixed assets	1,076,228	1,473,889
OTHER NON-CURRENT ASSETS:
Restricted cash (Notes 2(e) and 7)	25,582	23,000
Due from related parties, non-current (Notes 2(g) and 4(b))	-	45,417
Investments in related parties (Notes 2(v) and 3)	3,249	6,014
Deferred charges, net (Notes 2(m), 2(n) and 5)	2,902	5,027
Total assets	$1,246,722	$1,668,663

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt, net of deferred financing costs, current (Note 7)	$60,763	$65,072
Accounts payable, trade and other	7,954	6,572
Due to related parties (Note 4(a) and 4(d))	271	25
Accrued liabilities	8,246	5,734
Deferred revenue	3,207	822
Total current liabilities	80,441	78,225

Long-term debt, net of current portion and deferred financing costs, non-current (Note 7)	540,621	533,109
Other non-current liabilities	902	740
Commitments and contingencies (Note 8)	-	-

STOCKHOLDERS' EQUITY:
Preferred stock (Note 9(a))	26	26
Common stock, $0.01 par value; 200,000,000 shares authorized and 106,131,017 and 84,696,017 issued and outstanding at December 31, 2017 and 2016, respectively (Note 9(b) and (c))	1,061	847
Additional paid-in capital	1,070,500	985,171
Accumulated other comprehensive income	294	185
Retained earnings/(Accumulated deficit)	(447,123)	70,360
Total stockholders' equity	624,758	1,056,589

Total liabilities and stockholders' equity	$1,246,722	$1,668,663
The accompanying notes are an integral part of these consolidated financial statements.

DIANA SHIPPING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2017, 2016 and 2015
(Expressed in thousands of U.S. Dollars – except for share and per share data)

	2017	2016	2015
REVENUES:
Time charter revenues	$161,897	$114,259	$157,712

EXPENSES:
Voyage expenses	8,617	13,826	15,528
Vessel operating expenses	90,358	85,955	88,272
Depreciation and amortization of deferred charges (Notes 2(l) and 2(m))	87,003	81,578	76,333
General and administrative expenses	26,332	25,510	25,335
Management fees to related party (Notes 3(b) and 4(d))	1,883	1,464	405
Impairment loss (Note 5)	442,274	-	-
Insurance recoveries, net of other loss (Note 5)	(10,879)	-	-
Gain on contract termination	-	(5,500)	-
Other loss/(income)	296	(253)	(984)
Operating loss	$(483,987)	$(88,321)	$(47,177)

OTHER INCOME / (EXPENSES):
Interest and finance costs (Note 10)	(26,628)	(21,949)	(15,555)
Interest and other income (Note 4(b))	4,508	2,410	3,152
Loss from equity method investments (Note 3)	(5,607)	(56,377)	(5,133)
Total other expenses, net	$(27,727)	$(75,916)	$(17,536)

Net loss	$(511,714)	$(164,237)	$(64,713)

Dividends on series B preferred shares (Notes 9(a) and 11)	(5,769)	(5,769)	(5,769)

Net loss attributed to common stockholders	$(517,483)	$(170,006)	$(70,482)

Loss per common share, basic and diluted (Note 11)	$(5.41)	$(2.11)	$(0.89)

Weighted average number of common shares, basic and diluted (Note 11)	95,731,093	80,441,517	79,518,009

DIANA SHIPPING INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the years ended December 31, 2017, 2016 and 2015
(Expressed in thousands of U.S. Dollars)
	2017	2016	2015
Net loss	$(511,714)	$(164,237)	$(64,713)
Other comprehensive income/(loss) (Actuarial gain/(loss))	109	(84)	1,016
Comprehensive loss	$(511,605)	$(164,321)	$(63,697)

The accompanying notes are an integral part of these consolidated financial statements.

DIANA SHIPPING INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the years ended December 31, 2017, 2016 and 2015
(Expressed in thousands of U.S. Dollars – except for share and per share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Other Comprehensive Income / (Loss)	Retained Earnings/ (Accumulated Deficit)	Total Equity

	# of Shares	Par Value	# of Shares	Par Value
BALANCE, December 31, 2014	2,600,000	$26	81,859,821	$819	$971,280	$(747)	$310,848	$1,282,226

Net loss	-	$-	-	$-	$-	$-	$(64,713)	$(64,713)
Issuance of restricted stock and compensation cost (Note 9(d))	-	-	1,100,000	10	8,269	-	-	8,279
Dividends on series B preferred stock (Note 9(a))	-	-	-	-	-	-	(5,769)	(5,769)
Stock repurchased and retired (Note 9(e))	-	-	(413,804)	(4)	(2,669)	-	-	(2,673)
Other comprehensive income	-	-	-	-	-	1,016	-	1,016
BALANCE, December 31, 2015	2,600,000	$26	82,546,017	$825	$976,880	$269	$240,366	$1,218,366

Net loss	-	$-	-	$-	$-	$-	$(164,237)	$(164,237)
Issuance of restricted stock and compensation cost (Note 9(d))	-	-	2,150,000	22	8,291	-	-	8,313
Dividends on series B preferred stock (Note 9(a))	-	-	-	-	-	-	(5,769)	(5,769)
Other comprehensive loss	-	-	-	-	-	(84)	-	(84)
BALANCE, December 31, 2016	2,600,000	$26	84,696,017	$847	$985,171	$185	$70,360	$1,056,589

Net loss	-	$-	-	$-	$-	$-	$(511,714)	$(511,714)
Issuance of common stock (Note 9(c))	-	-	20,125,000	201	77,110	-	-	77,311
Issuance of restricted stock and compensation cost (Note 9(d))	-	-	1,310,000	13	8,219	-	-	8,232
Dividends on series B preferred stock (Note 9(a))	-	-	-	-	-	-	(5,769)	(5,769)
Other comprehensive income	-	-	-	-	-	109	-	109
BALANCE, December 31, 2017	2,600,000	$26	106,131,017	$1,061	$1,070,500	$294	$(447,123)	$624,758
The accompanying notes are an integral part of these consolidated financial statements.

DIANA SHIPPING INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2017 , 2016 and 2015
(Expressed in thousands of U.S. Dollars)
	2017	2016	2015
Cash Flows from Operating Activities:
Net loss	$(511,714)	$(164,237)	$(64,713)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization of deferred charges	87,003	81,578	76,333
Impairment loss (Note 5)	442,274	-	-
Amortization of financing costs (Note 10)	1,455	1,503	1,364
Amortization of free lubricants benefit	-	(15)	(85)
Compensation cost on restricted stock (Note 9(d))	8,232	8,313	8,279
Actuarial gain/(loss)	109	(84)	1,016
Gain from insurance recoveries, net of other loss (Note 5)	(10,879)	-	-
Gain on shipbuilding contract termination	-	(278)	-
Loss from equity method investments, net of dividends (Note 3)	5,607	56,377	5,133
(Increase) / Decrease in:
Receivables	966	(1,391)	1,871
Due from related parties	(141)	3,334	2,070
Inventories	90	391	1,062
Prepaid expenses and other assets	142	620	(349)
Increase / (Decrease) in:
Accounts payable	1,382	(2,391)	(739)
Due to related parties	246	(39)	(217)
Accrued liabilities, net of accrued preferred dividends	2,512	(715)	437
Deferred revenue	2,385	(1,592)	(865)
Other liabilities	162	117	(643)
Drydock costs	(6,418)	(2,489)	(6,009)
Net cash provided by / (used in) Operating Activities	$23,413	$(20,998)	$23,945

Cash Flows from Investing Activities:
Payments for vessel acquisitions, improvements and construction (Note 5)	(125,781)	(50,911)	(155,352)
Proceeds from vessel sale, net of expenses (Note 5)	2,032	-	-
Proceeds from insurance contract, net of expenses (Note 5)	11,362	-	-
Proceeds from sale of investment (Note 3)	158	-	-
Proceeds from shipbuilding contract termination (Notes 5)	-	9,413	-
Cash dividends from investment in Diana Containerships Inc. (Note 3(a))	-	96	193
Loan to Diana Containerships Inc. (Note 4(b))	(40,000)	-	-
Joint venture investment (Note 3(b))	-	-	(267)
Payments for plant, property and equipment (Note 6)	(104)	(217)	(211)
Net cash used in Investing Activities	$(152,333)	$(41,619)	$(155,637)

Cash Flows from Financing Activities:
Proceeds from long-term debt (Note 7)	57,240	39,265	441,173
Proceeds from issuance of common stock, net of expenses (Note 9(c))	77,311	-	-
Cash dividends on preferred stock	(5,769)	(5,769)	(5,769)
Payments for repurchase of common stock (Note 9(e))	-	-	(2,673)
Financing costs	(31)	(466)	(5,482)
Loan payments (Note 7)	(55,164)	(42,489)	(321,240)
Net cash provided by / (used in) Financing Activities	$73,587	$(9,459)	$106,009

Net decrease in cash, cash equivalents and restricted cash	(55,333)	(72,076)	(25,683)

Cash, cash equivalents and restricted cash at beginning of the year	121,142	193,218	218,901

Cash, cash equivalents and restricted cash at end of the year	$65,809	$121,142	$193,218

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents	$40,227	$98,142	171,718
Restricted cash	25,582	23,000	21,500
Cash, cash equivalents and restricted cash	$65,809	$121,142	193,218
SUPPLEMENTAL CASH FLOW INFORMATION
Related party loan reduction in exchange for preferred shares (Note 4(b))	$3,000	$-	$-
Interest, net of amounts capitalized	$24,503	$19,265	$13,048

The accompanying notes are an integral part of these consolidated financial statements.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

1.  Basis of Presentation and General Information

The accompanying consolidated financial statements include the accounts of Diana Shipping Inc., or DSI, and its wholly-owned and beneficially-owned subsidiaries (collectively, the "Company"). DSI was formed on March 8, 1999 as Diana Shipping Investment Corp. under the laws of the Republic of Liberia. In February 2005, the Company's articles of incorporation were amended. Under the amended articles of incorporation, the Company was renamed Diana Shipping Inc. and was re-domiciled from the Republic of Liberia to the Republic of the Marshall Islands.

The consolidated statements of cash flows for the years ended December 31, 2016 and 2015 have been derived from the audited consolidated financial statements for those years, as adjusted to conform to current period presentation for restricted cash following the adoption of ASU No. 2016-18.

The Company is engaged in the ocean transportation of dry bulk cargoes worldwide mainly through the ownership of dry bulk carrier vessels. The Company also operates the majority of its own fleet through Diana Shipping Services S.A., or DSS, a wholly-owned subsidiary and a limited number of vessels through a 50% owned joint venture (Notes 3 and 4).

Diana Shipping Services S.A., or DSS, provides the Company and its vessels with management services since November 12, 2004, pursuant to management agreements and since October 1, 2013 administrative services with regards to services related to DSI's operations and its subsidiaries. Such costs are eliminated in consolidation. As at December 31, 2017, DSS does not provide management services to ten vessels in the Company's fleet whose management has been transferred progressively since August 2015 to Diana Wilhelmsen Management Limited, or DWM, (Notes 3(b) and 4(d)).

During 2017, 2016, and 2015 charterers that individually accounted for 10% or more of the Company's time charter revenues were as follows:

Charterer	2017	2016	2015
A	17%
B	14%	15%
C	12%	10%
D		19%	24%
E		10%	20%
F			12%
G			10%

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

2.  Significant Accounting Policies

(a) Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, and include the accounts of Diana Shipping Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. Under Accounting Standards Codification ("ASC") 810 "Consolidation", the Company consolidates entities in which it has a controlling financial interest, by first considering if an entity meets the definition of a variable interest entity ("VIE") for which the Company is deemed to be the primary beneficiary under the VIE model, or if the Company controls an entity through a majority of voting interest based on the voting interest model. The Company evaluates financial instruments, service contracts, and other arrangements to determine if any variable interests relating to an entity exist. For entities in which the Company has a variable interest, the Company determines if the entity is a VIE by considering whether the entity's equity investment at risk is sufficient to finance its activities without additional subordinated financial support and whether the entity's at-risk equity holders have the characteristics of a controlling financial interest. In performing the analysis of whether the Company is the primary beneficiary of a VIE, the Company considers whether it individually has the power to direct the activities of the VIE that most significantly affect the entity's performance and also has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company reconsiders the initial determination of whether an entity is a VIE if certain types of events ("reconsideration events") occur. If the Company holds a variable interest in an entity that previously was not a VIE, it reconsiders whether the entity has become a VIE. The Company has identified that it has variable interests in Diana Containerships Inc. and Diana Wilhelmsen Management Limited. The Company assessed reconsideration events and concluded that Diana Containerships Inc. is a VIE, however the Company is not the primary beneficiary (Notes 3(a) and 4(b)).

(b) Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(c) Other Comprehensive Income / (loss): The Company separately presents certain transactions, which are recorded directly as components of stockholders' equity. Other Comprehensive Income / (Loss) is presented in a separate statement.

(d) Foreign Currency Translation: The functional currency of the Company is the U.S. dollar because the Company's vessels operate in international shipping markets, and therefore primarily transact business in U.S. dollars. The Company's accounting records are maintained in U.S. dollars. Transactions involving other currencies during the year are converted into U.S. dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities which are denominated in other currencies are translated into U.S. dollars at the year-end exchange rates. Resulting gains or losses are reflected separately in the accompanying consolidated statements of operations.

(e) Cash and Cash Equivalents and Restricted Cash: The Company considers highly liquid investments such as time deposits, certificates of deposit and their equivalents with an original maturity of three months or less to be cash equivalents. Restricted cash consists mainly of cash deposits required to be maintained at all times under the Company's loan facilities (Note 7). As of December 31, 2017, restricted cash also included $582 of cash guarantee which was restricted to withdrawal or usage.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

(f)
Accounts Receivable, Trade: The amount shown as accounts receivable, trade, at each balance sheet date, includes receivables from charterers for hire, ballast bonus billings, if any, hold cleanings and extra voyage insurance, net of any provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. No provision for doubtful accounts was established as of December 31, 2017 and 2016.

(g)
Loan Receivable from Related Party: The amounts shown as Due from related parties, current and non-current, in the consolidated balance sheet as at December 31, 2017 and 2016, represent amounts receivable from Diana Containerships Inc., or Diana Containerships, with respect to a loan agreement, net of any provision for credit losses and does not include the $5,000 discount premium due on the termination date of the loan (Note 4(b)). Interest income and fees, deriving from the agreement are recorded in the accounts as incurred. At each balance sheet date, amounts due under the aforementioned loan agreement are assessed for purposes of determining the appropriate provision for credit losses. As at December 31, 2017 and 2016, the Company assessed the ability of Diana Containerships to meet its obligations under the loan agreement by taking into consideration existing economic conditions, the current financial condition of Diana Containerships, equity offerings, sale plans, historical losses, and other risks/factors that may affect Diana Containerships' future financial condition and its ability to meet its obligations. As a result of this assessment, the Company did not record any provision for credit losses, as it determined that Diana Containerships will be able to meet its obligations under the loan in the near future.

(h)
Inventories: Inventories consist of lubricants and victualling which are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as a loss in earnings in the period in which it occurs. Cost is determined by the first in, first out method. Inventories may also consist of bunkers when on the balance sheet date a vessel remains idle. Bunkers, if any, are also stated at the lower of cost or net realizable value and cost is determined by the first in, first out method.

(i)
Vessel Cost: Vessels are stated at cost which consists of the contract price and any material expenses incurred upon acquisition or during construction. Expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels; otherwise these amounts are charged to expense as incurred. Interest cost incurred during the assets' construction periods that theoretically could have been avoided if expenditure for the assets had not been made is also capitalized. The capitalization rate, applied on accumulated expenditures for the vessel, is based on interest rates applicable to outstanding borrowings of the period.

(j)
Property and equipment: The Company owns the land and building where its offices are located. Land is presented in its fair value on the date of acquisition and it is not subject to depreciation. The building has an estimated useful life of 55 years with no residual value. Depreciation is calculated on a straight-line basis. Equipment consists of office furniture and equipment, computer software and hardware and vehicles which consist of motor scooters and a car. The useful life of the car is 10 years, of the office furniture, equipment and the scooters is 5 years; and of the computer software and hardware is 3 years. Depreciation is calculated on a straight-line basis.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

(k)
Impairment of Long-Lived Assets: Long-lived assets (vessels, land, and building) and certain identifiable intangibles held and used by an entity are reviewed for impairment whenever events or changes in circumstances (such as market conditions, obsolesce or damage to the asset, potential sales and other business plans) indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted projected net operating cash flows, excluding interest charges, expected to be generated by the use of the asset over its remaining useful life and its eventual disposition is less than its carrying amount, the Company should evaluate the asset for an impairment loss. Measurement of the impairment loss is based on the fair value of the asset. The Company determines the fair value of its assets based on management estimates and assumptions and by making use of available market data and taking into consideration third party valuations.

With respect to the vessels, the Company determines undiscounted projected net operating cash flows for each vessel by considering the historical and estimated vessels' performance and utilization, assuming (i) future revenues calculated for the fixed days, using the fixed charter rate of each vessel from existing time charters and for the unfixed days, the most recent 10 year average of historical 1 year time charter rates available for each type of vessel over the remaining estimated life of each vessel, net of commissions. Historical ten-year blended average one-year time charter rates are in line with the Company's overall chartering strategy, they reflect the full operating history of vessels of the same type and particulars with the Company's operating fleet and they cover at least a full business cycle; (ii) expected outflows for scheduled vessels' maintenance; (iii) vessel operating expenses; and (iv) fleet utilization; assumptions in line with the Company's historical performance and its expectations for future fleet utilization under its current fleet deployment strategy.

During the last quarter of 2017, the Company's management considered various factors, including the recovery of the market, the worldwide demand for dry-bulk products, supply of tonnage and order book and concluded that the charter rates for the years 2008-2010 are exceptional. In this respect the Company's management decided to exclude from the 10-year average of 1 year time charters these three years for which the rates were well above the average and which were not considered sustainable for the foreseeable future. The Company performed the exercise discussed above which resulted to recording an impairment on certain vessels' carrying value (Note 5). No impairment loss has been identified or recorded for 2016 and 2015.

With respect to the land and building, the Company determines undiscounted projected net operating cash flows by considering an estimated monthly rent the Company would have to pay in order to lease a similar property, during the useful life of the building. As at December 31, 2017, 2016 and 2015, no impairment loss was identified or recorded and the Company has not identified any other facts or circumstances that would require the write down of the value of its land or building in the near future.

(l)
Vessel Depreciation: Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated salvage (scrap) value.  Each vessel's salvage value is equal to the product of its lightweight tonnage and estimated scrap rate. Management estimates the useful life of the Company's vessels to be 25 years from the date of initial delivery from the shipyard. Second hand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its remaining useful life is adjusted at the date such regulations are adopted.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

(m)
Accounting for Dry-Docking Costs: The Company follows the deferral method of accounting for dry-docking costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next dry-docking is scheduled to become due. Unamortized dry-docking costs of vessels that are sold or impaired are written off and included in the calculation of the resulting gain or loss in the year of the vessel's sale or impairment.

(n)
Financing Costs: Fees paid to lenders for obtaining new loans or refinancing existing ones are deferred and recorded as a contra to debt. Other fees paid for obtaining loan facilities not used at the balance sheet date are capitalized as deferred financing costs. Fees relating to drawn loan facilities are amortized to interest and finance costs over the life of the related debt using the effective interest method and fees incurred for loan facilities not used at the balance sheet date are amortized using the straight line method according to their availability terms. Unamortized fees relating to loans repaid or refinanced as debt extinguishment are expensed as interest and finance costs in the period the repayment or extinguishment is made. Loan commitment fees are charged to expense in the period incurred, unless they relate to loans obtained to finance vessels under construction, in which case they are capitalized to the vessels' cost.

(o)
Concentration of Credit Risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash, trade accounts receivable and the loan receivable from a related party. The Company places its temporary cash investments, consisting mostly of deposits, with various qualified financial institutions and performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment strategy. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers' financial condition and generally does not require collateral for its accounts receivable and does not have any agreements to mitigate credit risk. The Company limits its credit risk with the loan receivable by performing ongoing credit evaluations of Diana Containerships' financial condition. The loan agreement is guaranteed by second preferred mortgages over the vessels of Diana Containerships' fleet (Note 4(b)). The Company has not entered into any agreement to mitigate credit risk.

(p)
Accounting for Revenues and Expenses: Revenues are generated from time charter agreements and are usually paid fifteen days in advance. Time charter agreements with the same charterer are accounted for as separate agreements according to the terms and conditions of each agreement. Time charter revenues are recorded over the term of the charter as service is provided. Income representing ballast bonus payments by the charterer to the vessel owner, if any, is recognized in the period earned. Revenues from time charter agreements providing for varying annual rates over their term are accounted for on a straight line basis.  Compensation due to earlier redelivery than the minimum period agreed in the charter party is recognized in the period earned. Deferred revenue includes cash received prior to the balance sheet date for which all criteria to recognize as revenue have not been met. Deferred revenue may also include deferred revenue resulting from charter agreements providing for varying annual rates, which are accounted for on a straight line basis, or the unamortized balance of the liability associated with the acquisition of second-hand vessels with time charters attached which were acquired at values below fair market value at the date the acquisition agreement is consummated. Voyage expenses, primarily consisting of commissions, port, canal and bunker expenses that are unique to a particular charter, are paid for by the charterer under time charter arrangements, except for commissions, which are always paid for by the Company, regardless of charter type and gain or loss from the sale of bunkers on delivery to the time charterers. All voyage and vessel operating expenses are expensed as incurred, except for commissions. Commissions are deferred over the related voyage charter period to the extent revenue has been deferred since commissions are due as the Company's revenues are earned.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

(q) Repairs and Maintenance: All repair and maintenance expenses including underwater inspection expenses are expensed in the year incurred. Such costs are included in vessel operating expenses in the accompanying consolidated statements of operations.

(r) Earnings / (loss) per Common Share: Basic earnings / (loss) per common share are computed by dividing net income / (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per common share, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised.

(s) Segmental Reporting: The Company has determined that it operates under one reportable segment, relating to its operations of the dry-bulk vessels. The Company reports financial information and evaluates the operations of the segment by charter revenues and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.

(t) Fair Value Measurements: The Company classifies and discloses its assets and liabilities carried at the fair value in one of the following categories:

Level 1:     Quoted market prices in active markets for identical assets or liabilities;

Level 2:     Observable market based inputs or unobservable inputs that are corroborated by market data;

Level 3:     Unobservable inputs that are not corroborated by market data.

(u) Share Based Payments: The Company issues restricted share awards which are measured at their grant date fair value and are not subsequently re-measured.  That cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Forfeitures of awards are accounted for when and if they occur. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

(v) Equity method investments: Investments in common stock in entities over which the Company exercises significant influence, but does not exercise control are accounted for by the equity method of accounting. Under this method, the Company records such an investment at cost and adjusts the carrying amount for its share of the earnings or losses of the entity subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received, if any, reduce the carrying amount of the investment. When the Company's share of losses in an entity accounted for by the equity method equals or exceeds its interest in the entity, the Company does not recognize further losses, unless the Company has made advances, incurred obligations and made payments on behalf of the entity. The Company also evaluates whether a loss in value of an investment that is other than a temporary decline should be recognized. Evidence of a loss in value might include absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company assessed the financial condition of Diana Containerships (Note 3(a)), the market conditions that could affect its operations in the near future and historical losses of its investment and as a result the Company recorded impairment in 2017 and 2016, which is included in Loss from equity method investments in the accompanying statements of operations.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

(w) Going concern: The Company's policy is in accordance with ASU No. 2014-15, "Presentation of Financial Statements - Going Concern", issued in August 2014 by the FASB. ASU 2014-15 provides U.S. GAAP guidance on management's responsibility in evaluating whether there is substantial doubt about a company's ability to continue as a going concern and on related required footnote disclosures. For each reporting period, management evaluates whether there are conditions or events that raise substantial doubt about the Company's ability to continue as a going concern within one year from the date the financial statements are issued.

Recent Accounting Pronouncements adopted

As of January 1, 2017, the Company adopted ASU No. 2016-15- Statement of Cash Flows Classification of Certain Cash Receipts and Cash Payments and ASU No. 2016-18—Statement of Cash Flows – Restricted Cash.
The adoption of ASU No. 2016-15- Statement of Cash Flows Classification of Certain Cash Receipts and Cash Payments did not result in any changes in the classification of cash receipts and cash payments.  The adoption of ASU No. 2016-18—Statement of Cash Flows – Restricted Cash, changed the presentation of restricted cash in cash flow, where amounts generally described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.

Recent Accounting Pronouncements not yet adopted

In May 2014, FASB issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers", clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. In August 2015, FASB issued ASU No. 2015-14 "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date," which deferred the effective date of ASU 2014-09 for all entities by one year. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein.  In May and April 2016, the FASB issued two Updates with respect to Topic 606: ASU 2016-10, "Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing" and ASU 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients." The Company has evaluated the impact of the standard after reviewing historical contracts and has determined that all of the Company's agreements are considered leases. Certain non-lease components which are required to be assessed according to this standard, may only affect presentation and disclosures and not the way revenue is recognized.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842), which requires lessees to recognize most leases on the balance sheet. This is expected to increase both reported assets and liabilities. The new lease standard does not substantially change lessor accounting. For public companies, the standard will be effective for the first interim reporting period within annual periods beginning after December 15, 2018, although early adoption is permitted. Lessees and lessors will be required to apply the new standard at the beginning of the earliest period presented in the financial statements in which they first apply the new guidance, using a modified retrospective transition method. The requirements of this standard include a significant increase in required disclosures. The Company is analyzing the impact of the adoption of this guidance on the Company's consolidated financial statements, including assessing changes that might be necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting.

In May 2017, the FASB issued ASU 2017-09, "Compensation — Stock Compensation (Topic 718), Scope of Modification Accounting" ("ASU 2017-09"), which clarifies and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. ASU 2017-09 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017, however early adoption is permitted. The Company does not expect that the adoption of ASU 2017-09 will have a material effect in the Company's financial statements.

In June 2016, the FASB issued ASU No. 2016-13– Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities.  For public entities, the amendments of this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted. The Company does not expect that the adoption of ASU 2016-13 will have a material effect in the Company's financial statements.

3.  Investments in related parties
a)
Diana Containerships Inc., or Diana Containerships: As at December 31, 2016, DSI owned 25.73% of the common stock of Diana Containerships amounting to $5,815 and included in "Investments in related parties" in the accompanying consolidated balance sheets. As at December 31, 2017, the investment was reduced to zero following the gradual sales during the year of all Diana Containerships' common stock previously owned by the Company.

For 2017, 2016, and 2015, the investment in Diana Containerships resulted in loss of $5,656, $56,465, and $4,977, respectively, of which $3,124, $17,568 and $0, respectively was impairment, which was recorded based on Diana Containerships' market value on Nasdaq at the date of each impairment charge recognition. The loss and impairment are included in "Loss from equity method investments" in the accompanying consolidated statements of operations. Additionally, for 2017, Loss from equity method investments also includes $757 loss from the sale of the shares discussed above. For 2017, 2016, and 2015, DSI received dividends from Diana Containerships amounting to $0, $96 and $193, respectively.

On May 30, 2017, the company acquired 100 shares of newly-designated Series C Preferred Stock, par value $0.01 per share, of Diana Containerships for $3,000 in exchange for a reduction of an equal amount in the principal amount of the Company's outstanding loan to Diana Containerships (Note 4(b)). The Series C Preferred Stock has no dividend or liquidation rights. The Series C Preferred Stock votes with the common shares of Diana Containerships, if any, and each share of the Series C Preferred Stock entitles the holder thereof to up to 250,000 votes, subject to a cap such that the aggregate voting power of any holder of Series C Preferred Stock together with its affiliates does not exceed 49.0%, on all matters submitted to a vote of the stockholders of Diana Containerships. The acquisition of shares of Series C Preferred Stock was approved by an independent committee of the Board of Directors of the Company. As at December 31, 2017, the $3,000 is also included in "Investments in related parties" in the accompanying 2017 consolidated balance sheet accounted for at cost less impairment, if any.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

b)
Diana Wilhelmsen Management Limited, or DWM: DWM is a joint venture which was established on May 7, 2015 by Diana Ship Management Inc., a wholly owned subsidiary of DSI, and Wilhelmsen Ship Management Holding Limited, an unaffiliated third party, each holding 50% of DWM. As at December 31, 2017, DWM provided management services to ten vessels of the Company's fleet (Note 4(d)). The DWM office is located in Limassol, Cyprus. As at December 31, 2017 and 2016, the investment in DWM amounted to $249 and $199, respectively, and is included in "Investments in related parties" in the accompanying consolidated balance sheets. For 2017, 2016, and 2015, the investment in DWM resulted in gain of $49, $88, and loss of $156, respectively, included in "Loss from equity method investments" in the accompanying consolidated statements of operations.

4. Transactions with Related Parties

(a)
Altair Travel Agency S.A. ("Altair"): The Company uses the services of an affiliated travel agent, Altair, which is controlled by the Company's CEO and Chairman of the Board. Travel expenses for 2017, 2016 and 2015 amounted to $2,096, $2,320, and $2,685, respectively, and are mainly included in "Vessels, net book value", "Advances for vessels under construction and acquisitions and other vessel costs", "Vessel operating expenses" and "General and administrative expenses" in the accompanying consolidated financial statements.  At December 31, 2017 and 2016, an amount of $162 and $23, respectively, was payable to Altair and is included in "Due to related parties" in the accompanying consolidated balance sheets.

(b)
Diana Containerships Inc.: On May 20, 2013, the Company entered into a five year unsecured loan of $50,000 with a subsidiary of Diana Containerships, drawn on August 20, 2013, for general corporate purposes and working capital. The loan, initially bore interest at LIBOR plus a margin of 5% and a back-end fee equal to 1.25% per annum on the outstanding amount of the loan payable by the borrower on the repayment date of the loan. Following an amendment on September 9, 2015, the interest was reduced to LIBOR plus a margin of 3% per annum, the back-end fee which was paid on the date of the amendment was eliminated, and a fixed fee of $200 was to be payable on the maturity date. In addition, the borrower agreed to repay the principal amount of the loan on the last day of each interest period in amounts totalling $5,000 per annum, but not to exceed $32,500 in the aggregate. Following another amendment on August 24, 2016, the repayment of all outstanding principal amounts was deferred until a later date, the borrower was changed to another wholly-owned subsidiary of Diana Containerships and the interest rate of the deferral period increased to 3.35% per annum over LIBOR. On May 30, 2017, as discussed in Note 3(a), the loan was decreased by $3,000, in order to acquire the Series C Preferred Stock issued by Diana Containerships.

On June 30, 2017, DSI entered into an agreement with Diana Containerships to refinance the above loan, amounting to $42,417 at that date, with a loan facility of $82,617, which reflects an additional loan amount to Diana Containerships of $40,000 and the $200 fixed fee of the previous loan which became payable on the termination date of the previous agreement and has been included in "Interest and other income" in the accompanying statements of operations. The loan also provides for an additional $5,000 interest-bearing discount premium payable on the termination date, unless the lender demands earlier prepayment on or after the first anniversary of the drawdown of the loan, in which case the discount premium is waived. The loan matures in eighteen months from its date of signing, or December 31, 2018, and bears interest at the rate of 6% per annum for the first twelve months, scaled to 9% for the next three months, and further scaled to 12% for the remaining three months of the loan. The loan facility is secured by second preferred mortgages on Diana Containerships' vessels and includes financial and other covenants. Additionally, Diana Containerships is required to prepay the loan with any proceeds received from equity offerings, loan refinancings and vessel sales, according to the terms of the loan agreement. The loan is subordinated to the loan of Diana Containerships with another lender.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

As at December 31, 2017 the outstanding balance of the loan and interest due from Diana Containerships amounted to $82,660 and is separately presented in "Due from related parties, current" in the related accompanying consolidated balance sheet (Note 14(c)). This amount does not include the additional $5,000 interest-bearing discount premium, which is payable on the termination date (Note 8(b)). As at December 31, 2016, there was an amount of $102 and $45,417 presented in Due from related parties, current and non- current, respectively.

For 2017, 2016 and 2015, interest and other income amounted to $3,855, $1,692, and $2,745, respectively, and is included in "Interest and other income" in the accompanying consolidated statements of operations.

(c)
Diana Enterprises Inc. renamed to Steamship Shipbroking Enterprises Inc., or Steamship: Steamship is a company controlled by the Company's CEO and Chairman of the Board which provides brokerage services to DSI pursuant to a Brokerage Services Agreement for a fixed fee amended annually on each anniversary of the agreement. For 2017, 2016 and 2015, brokerage fees amounted to $1,800, $1,680, and $1,302, respectively, and are included in "General and administrative expenses" in the accompanying consolidated statements of operations. As of December 31, 2017 and 2016, there was no amount due to Steamship included in the accompanying consolidated balance sheets.

(d)
Diana Wilhelmsen Management Limited: As of December 31, 2017, DWM provided management services to ten vessels of the Company's fleet for a fixed monthly fee and commercial services charged as a percentage of the vessels' gross revenues. Management fees for 2017, 2016 and 2015 amounted to $1,883, $1,464, and $405, respectively, and are separately presented as "Management fees to related party" in the accompanying consolidated statements of operations, whereas commercial fees amounted to $260, $124, and $43, respectively, and are included in "Voyage expenses" in the accompanying consolidated statements of operations. As at December 31, 2017 and 2016 there was an amount of $109 and $2, respectively, due to DWM, included in "Due to related parties" in the accompanying consolidated balance sheets.

(e)
Vessel Acquisitions: On February 4, 2016, the Company, through three separate wholly-owned subsidiaries, entered into three Memoranda of Agreement to acquire from a related party three Panamax vessels for an aggregate purchase price of $39,265. The Company had agreed to acquire the vessels from entities affiliated with Mrs. Semiramis Paliou and Mrs. Aliki Paliou, each of whom is a family member of the Company's Chief Executive Officer and Chairman of the Board. Mrs. Semiramis Paliou is also a director of the Company. The transaction was approved unanimously by a committee of the Board of Directors established for the purpose of considering the transaction and consisting of the Company's independent directors and each of its executive directors other than Mrs. Semiramis Paliou and Mr. Simeon Palios. The agreed upon purchase price of the vessels was based, among other factors, on independent third party broker valuations obtained by the Company. Two of the vessels were delivered in March 2016 and the third was delivered in May 2016 (Note 5).

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

5. Vessels, net book value

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value

Balance, December 31, 2015	$1,947,992	$(507,189)	$1,440,803

- Acquisitions, improvements and other vessel costs	39,427	-	39,427
- Depreciation for the year	-	(76,318)	(76,318)
Balance, December 31, 2016	$1,987,419	$(583,507)	$1,403,912

- Transfer from advances for vessels under construction and acquisition and other vessel costs	104,858	-	104,858
- Acquisitions, improvements and other vessel costs	67,787	-	67,787
- Vessel disposal	(15,349)	12,834	(2,515)
- Impairment charges	(877,484)	438,573	(438,911)
- Depreciation for the year	-	(81,553)	(81,553)
Balance, December 31, 2017	$1,267,231	$(213,653)	$1,053,578

On February 4, 2016, the Company acquired the vessels Ismene, Selina and Maera for an aggregate purchase price of $39,265. Ismene and Selina were delivered in March 2016 and the Maera was delivered in May 2016.

On October 31, 2016, Houk Shipping Company Inc. provided a notice of cancellation of the shipbuilding contract pursuant to its right under the contract to cancel the contract due to a delay in delivery and to claim a refund of the pre-delivery installments and interest, amounting to $9,413, which the Company received in December 2016.

On January 4, 2017, the Company took delivery of Hull H2548 named San Francisco, and Hull H2549 named Newport News, which were under construction until then for an aggregate contract price of $95,400. As at December 31, 2016, advances for the construction and other vessel costs amounted to $46,863 and are separately presented in the related consolidated balance sheet.

In April 2017, the Company acquired the vessels Astarte, Electra and Phaidra from unaffiliated third party sellers for an aggregate purchase price of $67,250. All three vessels were delivered in May 2017.

On July 25, 2017, the Melite run aground at Pulau Laut, Indonesia. Following this incident, on September 21, 2017, the owners served a notice of frustration of the voyage to the time-charterers and a notice of abandonment to the H&M and IV insurers as it was considered that the extent of damages and the estimated cost of repairs were such that the vessel constituted a constructive total loss. As of September 30, 2017, the vessel's net book value was reduced to its scrap value of $2,515 resulting in an impairment of $19,807 which is included in "Impairment loss", in the 2017 accompanying consolidated statement of operations. The vessel, which was insured for a value of $14,000 to H&M insurers, was sold to an unrelated third party at the recorded price in October 2017, and in November 2017, the Company received the balance of the insured value of the vessel amounting to $11,528, which is included in "Insurance recoveries, net of other loss" in the accompanying statement of operations.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

As at December 31, 2017, the Company's estimated undiscounted projected net operating cash flows, excluding interest charges, expected to be generated by the use of certain vessels over their remaining useful lives and their eventual disposition was less than their carrying amount.  During the last quarter of 2017, the Company's management considered various factors, including the recovery of the market, the worldwide demand for dry-bulk products, supply of tonnage and order book and concluded that the charter rates for the years 2008-2010 are extraordinary. In this respect the Company's management decided to exclude from the 10-year average of 1 year time charters these three years for which the rates were well above the average and which were not considered sustainable for the foreseeable future. The Company performed the exercise discussed above which resulted to recording an impairment on certain vessels' carrying value (Note 2). Accordingly, the Company recognized an aggregate impairment loss of $422,466, which is included in "Impairment loss" in the 2017 accompanying consolidated statement of operations of which $3,362 was recognized in "Deferred charges, net". The change in the assumption resulted to an increased impairment loss, net loss and net loss attributed to common stockholders of $287,074, or $3.0 loss per share. The fair value of the vessels was determined through Level 2 inputs of the fair value hierarchy by taking into consideration third party valuations which were based on last done deals of sale of vessels with similar characteristics, such as type, size and age.

6. Property and equipment, net

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Property and Equipment	Accumulated Depreciation	Net Book Value

Balance, December 31, 2015	$26,365	$(2,876)	$23,489

- Additions in property and equipment	217	-	217
- Depreciation for the year	-	(592)	(592)
Balance, December 31, 2016	$26,582	$(3,468)	$23,114

- Additions in property and equipment	104	-	104
- Depreciation for the year	-	(568)	(568)
- Disposal of assets	(3)	3	-
Balance, December 31, 2017	$26,683	$(4,033)	$22,650

7.   Long-term debt, current and non-current

The amount of long-term debt shown in the accompanying consolidated balance sheets is analyzed as follows:

	2017	2016
8.5% Senior Unsecured Notes	63,250	63,250
Secured Term Loans	541,543	539,467
Total debt outstanding	$604,793	$602,717
Less related deferred financing costs	(3,409)	(4,536)
Total debt, net of deferred financing costs	$601,384	$598,181
Less: Current portion of long term debt, net of deferred financing costs current	(60,763)	(65,072)
Long-term debt, net of current portion and deferred financing costs, non-current	$540,621	$533,109

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

8.5% Unsecured Senior Notes: On May 20, 2015, the Company offered $63,250 aggregate principal amount of 8.5% Senior Notes due 2020 (the "Notes"), including an overallotment, at the price of $25.0 per Note, pursuant to an approval obtained by a special committee of the Board of Directors. As part of the offering, the underwriters sold $12,750 aggregate principal amount of the Notes to, or to entities affiliated with, the Company's chief executive officer, Mr. Simeon Palios, and other executive officers and certain directors of the Company at the public offering price. The proceeds, net of underwriting discount and offering expenses, amounting to $61,180, are included in "Long-term debt, net of deferred financing costs, non-current" in the accompanying consolidated balance sheets. As of May 29, 2015, the Notes are trading on the NYSE under the ticker symbol "DSXN".

The Notes bear interest from May 28, 2015 at a rate of 8.5% per year and will mature on May 15, 2020. Interest is payable quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on August 15, 2015. Since May 15, 2017, the Company may redeem the Notes at its option, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The Notes include financial and other covenants, including maximum net borrowings and minimum tangible net worth.

Secured Term Loans: The Company, through its subsidiaries, has entered into various long term loan agreements with bank institutions to partly finance or, as the case may be, refinance part of the acquisition cost of certain of its fleet vessels. The loan agreements are repayable in quarterly or semi-annual installments plus one balloon installment per loan agreement to be paid together with the last installment and bear interest at LIBOR plus margin ranging from 1% to 3%. Their maturities range from January 2019 to March 2032. For 2017 and 2016, the weighted average interest rates of the secured term loans were 3.38% and 2.79%, respectively.

As at December 31, 2017, the Company had the following agreements with banks:

On October 22, 2009, the Company, through a wholly-owned subsidiary, entered into a $40,000 loan agreement with Bremer Landesbank ("Bremer") to partly finance the acquisition cost of the Houston. The loan is repayable in 40 quarterly installments of $900 each plus one balloon installment of $4,000 to be paid together with the last installment on November 12, 2019. The loan bears interest at LIBOR plus a margin of 2.15% per annum.

On October 2, 2010, the Company, through two wholly-owned subsidiaries, entered into a loan agreement with Export-Import Bank of China ("CEXIM Bank") and DnB NOR Bank ASA ("DnB") to finance part of the construction cost of the Los Angeles and the Philadelphia, for an amount of up to $82,600, of which $72,100 was drawn on delivery. The Lae advance is repayable in 40 quarterly installments of approximately $628 each and a balloon of $12,332 payable together with the last installment on February 15, 2022. The Namu advance is repayable in 40 quarterly installments of approximately $581 each and a balloon of $11,410 payable together with the last installment on May 18, 2022. Pursuant to an amendment of the loan agreement dated May 18, 2017, each of the individual banks are allowed to demand repayment in full of such bank's contribution in any or all advances on August 16, 2019. If one or more banks (acting through the agent) exercise such right in respect of an advance, the borrowers shall be obliged to repay each such bank's contribution in that advance in full on such date. The loan bears interest at LIBOR plus a margin of 2.50% per annum.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

On September 13, 2011, the Company through one wholly-owned subsidiary entered into a loan agreement with Emporiki Bank of Greece S.A. ("Emporiki") for a loan of up to $15,000 to refinance part of the acquisition cost of the Arethusa. On December 13, 2012, Bikar, the Company, DSS and Credit Agricole Corporate and Investment Bank ("Credit Agricole") entered into a supplemental loan agreement to transfer the outstanding loan balance, the ISDA master swap agreement and the existing security documents from Emporiki to Credit Agricole. The loan is repayable in 20 equal semiannual installments of $500 each and a balloon payment of $5,000 to be paid together with the last installment on September 15, 2021. The loan bears interest at LIBOR plus a margin of 2.5% per annum, or 1% for such loan amount that is equivalently secured by cash pledge in favor of the bank.

On May 24, 2013, the Company through two wholly-owned subsidiaries entered into a loan agreement with CEXIM Bank and DnB to finance part of the construction cost of Crystalia and Atalandi for an amount of up to $15,000 for each vessel, drawn on May 22, 2014. Each advance is repayable in 19 quarterly installments of $250 each and a balloon of $10,250 payable together with the last installment on February 22, 2019. The loan bears interest at LIBOR plus a margin of 3.0% per annum.

On January 9, 2014, the Company through two wholly-owned subsidiaries entered into a loan agreement with Commonwealth Bank of Australia, London Branch, for a loan facility of up to $18,000 to finance part of the acquisition cost of the Melite and Artemis. The loan bears interest at LIBOR plus a margin of 2.25%. The loan was drawn in two tranches, one of $8,500 assigned to Melite and one of $9,500 assigned to Artemis. Tranche A was repayable in 24 equal consecutive quarterly installments of $196 each; and a balloon of $3,800 payable on January 13, 2020. As a result of the grounding incident of the Melite mentioned in Note 5 and the subsequent sale of the vessel, the respective loan balance was repaid in full in October 2017. Tranche B is repayable in 32 equal consecutive quarterly installments of $156 each and a balloon of $4,500 payable on January 13, 2022.

On December 18, 2014, the Company through two wholly-owned subsidiaries entered into a loan agreement with BNP Paribas ("BNP"), for a loan facility of up to $55,000 to finance part of the acquisition cost of the G. P. Zafirakis and the P. S. Palios, of which $53,500 was drawn. The loan bears interest at LIBOR plus a margin of 2%, and is repayable in 14 equal semi-annual installments of approximately $1,574 and a balloon of $31,466 payable on November 30, 2021.

On March 17, 2015, the Company, through eight separate wholly-owned subsidiaries, entered into a loan agreement with Nordea Bank AB, London Branch, for a secured term loan facility of up to $110,000, to refinance the existing indebtedness with the bank and for general corporate and working capital purposes. On March 19, 2015, the Company drew down $93,080 and repaid the then existing indebtedness with the bank amounting to $38,345. The loan is repayable in 24 equal consecutive quarterly installments of about $1,862 each and a balloon of about $48,402 payable together with the last installment on March 19, 2021. The loan bears interest at LIBOR plus a margin of 2.1%.

On March 26, 2015, the Company, through three wholly-owned subsidiaries, entered into a loan agreement with ABN AMRO Bank N.V. for a secured term loan facility of up to $53,000, to refinance part of the acquisition cost of the vessels New York, Myrto and Maia. On March 30, 2015, the Company drew down the amount of $50,160 under the loan facility, which is repayable in 24 equal consecutive quarterly installments of about $994 each and a balloon of $26,310 payable together with the last installment on March 30, 2021. The loan bears interest at LIBOR plus a margin of 2.0%.

On April 29, 2015, the Company, through one wholly-owned subsidiary, entered into a term loan agreement with Danish Ship Finance A/S for a loan facility of $30,000, drawn on April 30, 2015 to partly finance the acquisition cost of the Santa Barbara, which was delivered in January 2015. The loan is repayable in 28 equal consecutive quarterly installments of $500 each and a balloon of $16,000 payable together with the last installment on April 30, 2022. The loan bears interest at LIBOR plus a margin of 2.15%.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

On July 22, 2015, the Company entered into a term loan agreement with BNP Paribas for a loan of $165,000 drawn on July 24, 2015. The loan is repayable in 20 consecutive quarterly installments, the first eight installments in an amount of $2,500 each, followed by four installments in an amount of $5,000 each; eight installments in an amount of $7,000 each; and a balloon installment of $69,000 payable together with the last installment on July 24, 2020.The loan bears interest at LIBOR plus a margin of 2.35% per annum for the first two years; 2.3% per annum for the third year and 2.25% per annum until the final maturity of the loan.

On September 30, 2015, the Company, through two wholly-owned subsidiaries, entered into a term loan agreement with ING Bank N.V. for a loan of up to $39,683, available in two advances to finance part of the acquisition cost of the New Orleans and the Medusa. Advance A of $27,950 was drawn on November 19, 2015 and is repayable in 28 consecutive quarterly installments of about $466 each and a balloon installment of about $14,907 payable together with the last installment on November 19, 2022. Advance B of $11,733 was drawn on October 6, 2015 and is repayable in 28 consecutive quarterly installments of about $293 each and a balloon installment of about $3,520 payable together with the last installment on October 6, 2022. The loan bears interest at LIBOR plus a margin of 1.65%.

On January 7, 2016, the Company, through three wholly-owned subsidiaries, entered into a secured loan agreement with the Export-Import Bank of China for a loan of up to $75,735 in order to finance part of the construction cost of Newport News, San Francisco (Note 5) and Hull DY6006. The tranche for Hull DY6006, whose shipbuilding contract was cancelled on October 31, 2016, was cancelled and on February 6, 2017, pursuant to a Deed of Release with the bank the owner of Hull DY6006 was released of all of its obligations under the loan agreement as borrower. On January 4, 2017, the Company drew down $57,240. The loan is repayable in 60 equal quarterly instalments of $954 each by March 12, 2032 and bears interest at LIBOR plus a margin of 2.3%.

On March 29, 2016, the Company, through two wholly-owned subsidiaries, entered into a term loan agreement with ABN AMRO Bank N.V. for a loan of $25,755, drawn on March 30, 2016, to finance the acquisition cost of the Selina and the Ismene. The loan is payable in eight consecutive quarterly installments of $855 each and a balloon installment of $18,915 payable together with the last installment by June 30, 2019. The first repayment installment was repaid on September 30, 2017. The loan bears interest at LIBOR plus a margin of 3%.

On May 10, 2016, the Company, through one wholly-owned subsidiary, entered into a term loan agreement with DNB Bank ASA and the Export-Import Bank of China for a loan of $13,510, drawn on the same date, being the purchase price of the Maera. The loan is payable in seven equal consecutive quarterly installments of about $20 each, four equal consecutive quarterly installments of about $283 and a balloon of about $12,242 payable together with the last installment on January 4, 2019. The loan bears interest at LIBOR plus a margin of 3% per annum. According to the terms of the loan agreement, the Company will prepay an additional amount of $289 in the first quarter of 2018, which will be deducted from the balloon, and which is included in "Current portion of long term debt, net of deferred financing costs, current".

Under the secured term loans outstanding as of December 31, 2017, 46 vessels of the Company's fleet are mortgaged with first preferred or priority ship mortgages, having an aggregate carrying value of $968,083. Additional securities required by the banks include first priority assignment of all earnings, insurances, first assignment of time charter contracts that exceed a certain period, pledge over the shares of the borrowers, manager's undertaking and subordination and requisition compensation and either a corporate guarantee by DSI (the "Guarantor") or a guarantee by the ship owning companies (where applicable), financial covenants, as well as operating account assignments. The lenders may also require additional security in the future in the event the borrowers breach certain covenants under the loan agreements. The secured term loans generally include restrictions as to changes in management and ownership of the vessels, additional indebtedness, as well as minimum requirements regarding hull cover ratio and minimum liquidity per vessel owned by the borrowers, or the guarantor, maintained in the bank accounts of the borrowers, or the guarantor. As at December 31, 2017 and 2016, the restricted cash, which relates to minimum cash deposits required to be maintained at all times under the Company's loan facilities, amounted to $25,000 and $23,000, respectively and is included in "Restricted cash" in the accompanying consolidated balance sheets. Furthermore, the secured term loans contain cross default provisions and additionally the Company is not permitted to pay any dividends following the occurrence of an event of default.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

As at December 31, 2017, the Company was in compliance with all of its loan covenants.

As at December 31, 2016, the Company was not in compliance with the minimum security cover requirement of its loan agreement with BNP Paribas dated July 22, 2015. The shortfall was estimated by the Company to be $25,650 and an amount of $19,731, representing the amount which would have to be paid to the bank, was reclassified from non-current debt to the "Current portion of long-term debt, net of deferred financing costs, current" in the 2016 accompanying consolidated balance sheet.

The maturities of the Company's debt facilities described above, as at December 31, 2017, and throughout their term, are shown in the table below. The table does not include the right of each of the lenders of a secured term loan to demand prepayment of their advance in August 2019 of the then outstanding balance of such advance, subject to a written notification:
Period	Principal Repayment
January 1, 2018 to December 31, 2018	$62,059
January 1, 2019 to December 31, 2019	119,342
January 1, 2020 to December 31, 2020	183,132
January 1, 2021 to December 31, 2021	132,494
January 1, 2022 to December 31, 2022	72,468
January 1, 2023 and thereafter	35,298
Total	$604,793

8. Commitments and Contingencies
a)
Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessels. The Company accrues for the cost of environmental and other liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure.

The Company's vessels are covered for pollution in the amount of $1 billion per vessel per incident, by the P&I Association in which the Company's vessels are entered. The Company's vessels are subject to calls payable to their P&I Association and may be subject to supplemental calls which are based on estimates of premium income and anticipated and paid claims. Such estimates are adjusted each year by the Board of Directors of the P&I Association until the closing of the relevant policy year, which generally occurs within three years from the end of the policy year. Supplemental calls, if any, are expensed when they are announced and according to the period they relate to. During 2016, the Company was notified by one of its P&I Clubs of supplemental calls with respect to the 2015 policy year which however were immaterial and were expensed in the 2016 consolidated statement of operations.

b)
Pursuant to the loan agreement with Diana Containerships Inc. dated June 30, 2017 (Note 4(b)), Diana Containerships is required to pay, on the termination date of the loan, an additional $5,000 interest-bearing discount premium, which is not included in Due from related parties in the accompanying 2017 balance sheet.

c)
As at December 31, 2017, all of the Company's vessels were fixed under time charter agreements. The minimum contractual gross charter revenue expected to be generated from fixed and non-cancelable time charter contracts existing as at December 31, 2017 and until their expiration was as follows:

Period	Amount
Year 1	$95,851
Year 2	10,129
Total	$105,980

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

9. Capital Stock and Changes in Capital Accounts

(a)
Preferred stock: As at December 31, 2017 and 2016, the Company's authorized preferred stock consists of 25,000,000 shares (all in registered form) of preferred stock, par value $0.01 per share, of which 1,000,000 are designated as Series A Participating Preferred Shares and 5,000,000 are designated as Series B Preferred Shares.

As at December 31, 2017 and 2016, the Company had 2,600,000 Series B Preferred Shares issued and outstanding with par value $0.01 per share, at $25.00 per share and with liquidation preference at $25.00 per share and zero Series A Participating Preferred Shares issued and outstanding. Holders of series B preferred shares have no voting rights other than the ability, subject to certain exceptions, to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) are in arrears and certain other limited protective voting rights. Also, holders of series B preferred shares, rank prior to the holders of common shares with respect to dividends, distributions and payments upon liquidation.

Dividends on the Series B preferred shares are cumulative from the date of original issue and are payable on the 15th day of January, April, July and October of each year at the dividend rate of 8.875% per annum, or $2.21875 per share per annum. For 2017, 2016, and 2015, dividends on Series B preferred shares amounted to $5,769. At any time on or after February 14, 2019, the Company may redeem, in whole or in part, the series B preferred shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

(b)
Common Stock: The Company's authorized capital stock consists of 200,000,000 shares (all in registered form) of common stock, par value $0.01 per share. The holders of the common shares are entitled to one vote on all matters submitted to a vote of stockholders and to receive all dividends, if any.

(c)
Offering of common shares: On April 26, 2017, the Company issued a total 20,125,000 common shares, at a price of $4.00 per share, in a public offering.  As part of the offering, entities affiliated with Simeon Palios, the Company's Chief Executive Officer and Chairman, executive officers and certain directors, purchased an aggregate of 5,500,000 common shares at the public offering price. The net proceeds from the offering after underwriting discounts and other offering expenses were $77,311.

(d)
Incentive plan: In November 2014, the Company's board of directors approved to adopt the 2014 Equity Incentive Plan, for 5,000,000 shares, of which as at December 31, 2017, 2,924,759 remained reserved for issuance.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

Restricted stock during 2017, 2016 and 2015 is analysed as follows:

	Number of Shares	Weighted Average Grant Date Price
Outstanding at December 31, 2014	2,491,834	$9.30
Granted	1,100,000	6.91
Vested	(827,522)	9.57
Outstanding at December 31, 2015	2,764,312	$8.27
Granted	2,150,000	2.26
Vested	(971,646)	8.67
Outstanding at December 31, 2016	3,942,666	$4.89
Granted	1,310,000	3.95
Vested	(1,611,549)	5.46
Outstanding at December 31, 2017	3,641,117	$4.30

The fair value of the restricted shares has been determined with reference to the closing price of the Company's stock on the date the agreements were signed. The aggregate compensation cost is being recognized ratably in the consolidated statement of operations over the respective vesting periods. On May 11, 2017, after the resignation of one board member, the total amount of his unvested shares up to that date became vested at a compensation cost of $662. For 2017, 2016, and 2015, an amount of $8,232, $8,313, and $8,279, respectively, was recognized in "General and administrative expenses" presented in the accompanying consolidated statements of operations.

At December 31, 2017 and 2016, the total unrecognized cost relating to restricted share awards was $10,509 and $13,567, respectively. At December 31, 2017, the weighted-average period over which the total compensation cost related to non-vested awards not yet recognized is expected to be recognized is 0.97 years.

(e)
Share Repurchase Agreement: On May 22, 2014, the Company's Board of Directors authorized a share repurchase plan for up to $100,000 worth of shares of the Company's common stock. During 2015, the Company repurchased and retired 413,804 shares at an aggregate cost of approximately $2,673 and none during 2016 and 2017.

10. Interest and Finance Costs

The amounts in the accompanying consolidated statements of operations are analyzed as follows:

	2017	2016	2015
Interest expense	$24,978	$19,523	$13,922
Amortization of financing costs	1,455	1,503	1,364
Commitment fees and other costs	195	923	269
Total	$26,628	$21,949	$15,555

Total interest on long-term debt for 2017, 2016 and 2015 amounted to $24,991, $21,009, and $14,622, respectively, of which $13, $1,486, and $700, respectively, were capitalized and included "Vessels, net book value", in the accompanying consolidated balance sheets.

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

11. Loss per Share

All common shares issued (including the restricted shares issued under the Company's incentive plans) are the Company's common stock and have equal rights to vote and participate in dividends upon their vesting. The calculation of basic earnings/(loss) per share does not treat the non-vested shares (not considered participating securities) as outstanding until the time/service-based vesting restriction has lapsed. For the purpose of calculating diluted earnings per share the weighted average number of diluted shares outstanding includes the incremental shares assumed issued determined in accordance with the treasury stock method. For the 2017, 2016 and 2015 and on the basis that the Company incurred losses, the effect of incremental shares would be anti-dilutive and therefore basic and diluted loss per share was the same.

Profit or loss attributable to common equity holders is adjusted by the amount of dividends on Series B Preferred Stock as follows:

	2017	2016	2015
Net loss	$(511,714)	$(164,237)	$(64,713)
Less dividends on series B preferred shares	$(5,769)	$(5,769)	$(5,769)
Net loss attributed to common stockholders	(517,483)	(170,006)	(70,482)

Weighted average number of common shares, basic and diluted	95,731,093	80,441,517	79,518,009
Loss per share, basic and diluted	$(5.41)	$(2.11)	$(0.89)

12. Income Taxes

Under the laws of the countries of the companies' incorporation and / or vessels' registration, the companies are not subject to tax on international shipping income; however, they are subject to registration and tonnage taxes, which are included in vessel operating expenses in the accompanying consolidated statements of operations.

Pursuant to the Internal Revenue Code of the United States (the "Code"), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets both of the following requirements, (a) the Company is organized in a foreign country that grants an equivalent exception to corporations organized in the United States and (b) either (i) more than 50% of the value of the Company's stock is owned, directly or indirectly, by individuals who are "residents" of the Company's country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States (50% Ownership Test) or (ii) the Company's stock is "primarily and regularly traded on an established securities market" in its country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States (Publicly‑Traded Test).

Notwithstanding the foregoing, the regulations provide, in pertinent part, that each class of the Company's stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of the Company's outstanding stock, ("5 Percent Override Rule").

DIANA SHIPPING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017
(Expressed in thousands of U.S. Dollars – except share, per share data, unless otherwise stated)

The Company and each of its subsidiaries expects to  qualify for this statutory tax exemption for the 2017, 2016 and 2015 taxable years, and the Company takes this position for United States federal income tax return reporting purposes.  However, there are factual circumstances beyond the Company's control that could cause it to lose the benefit of this tax exemption in future years and thereby become subject to United States federal income tax on its United States source income such as  if, for a particular taxable year, other shareholders with a five percent or greater interest in the Company's stock were, in combination with the Company's existing 5% shareholders, to own 50% or more of the Company's outstanding shares of its stock on more than half the days during the taxable year.

The Company estimates that since no more than the 50% of its shipping income would be treated as being United States source income, the effective tax rate is expected to be 2% and accordingly it anticipates that the impact on its results of operations will not be material. The Company believes that it satisfies the Publicly-Traded Test and all of its United States source shipping income is exempt from U.S. federal income tax. Based on its U.S. source Shipping Income for 2017, 2016 and 2015, the Company would be subject to U.S. federal income tax of approximately $136, $80 and $166, respectively, in the absence of an exemption under Section 883.

13. Financial Instruments and Fair Value Disclosures

The carrying values of temporary cash investments, accounts receivable and accounts payable approximate their fair value due to the short-term nature of these financial instruments. The fair values of long-term bank loans approximate the recorded values, due to their variable interest rates. The fair value of long-term loan receivable from Diana Containerships also approximates its recorded value, due to its variable interest rate. The fair value of the Senior Unsecured Notes (Note 7) having a fixed interest rate amounted to $64,970 as of December 31, 2017, and was determined through the Level 1 input of the fair value hierarchy as defined in FASB guidance for Fair Value Measurements based on the quoted price of the instrument on that date as stated under the ticker Symbol "DSXN" on the NYSE.

The Company is exposed to interest rate fluctuations associated with its variable rate borrowings and its objective is to manage the impact of such fluctuations on earnings and cash flows of its borrowings. Currently, the company does not have any derivative instruments to manage such fluctuations.

14. Subsequent Events

a)
Series B Preferred Stock Dividends: On January 16, 2018, the Company paid a dividend on its series B preferred stock, amounting to $0.5546875 per share, or $1,442, to its stockholders of record as of January 12, 2018.

b)
Annual Incentive Bonus: On February 21, 2018 the Company's Board of Directors approved the grant of 1,800,000 shares of restricted common stock awards to executive management and non-executive directors, pursuant to the Company's 2014 equity incentive plan. The fair value of the restricted shares based on the closing price on the date of the Board of Directors' approval was about $6,876 and will be recognized in income ratably over the restricted shares vesting period which will be 3 years.

c)	Loan Prepayment: On March 12, 2018 the Company received an amount of $8,379 as partial prepayment under the loan with Diana Containerships, decreasing the loan receivable to $74,238 (Note 4(b)).